Exhibit 2.1
                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                  April 5, 2006

                                  by and among

                            1-800-FLOWERS.COM, INC.,

                           FMCB Acquisition Co., Inc.

                       FANNIE MAY CONFECTIONS BRANDS, INC.
                  (formerly known as ALPINE CONFECTIONS, INC.),

                       ALPINE CONFECTIONS HOLDINGS, INC.,
                         ALPINE CONFECTIONS CANADA, ULC,
                             MAXFIELD CANDY COMPANY,
                                 KENCRAFT, INC.,

                             THE SECURITYHOLDERS OF
                       FANNIE MAY CONFECTIONS BRANDS, INC.
                  (formerly known as ALPINE CONFECTIONS, INC.)
                          WHOSE NAMES ARE SET FORTH ON
                           THE SIGNATURE PAGES HERETO

                                       and

                                R. Taz Murray, as

                           THE SELLERS' REPRESENTATIVE



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                                      -ii-
                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS..................................................1

         1.1      Definitions..................................................1

SECTION 2.        PURCHASE AND SALE OF SECURITIES.............................10

         2.1      Purchase and Sale of Securities.............................10
         2.2      Closing.....................................................11
         2.3      Purchase Price Adjustment...................................13
         2.4      Contingent Payments.........................................15
         2.5      Allocation of Purchase Price and Other Amounts..............17
         2.6      Withholding.................................................18

SECTION 3.        REPRESENTATIONS AND WARRANTIES REGARDING SELLERS............18

         3.1      Organization and Good Standing..............................18
         3.2      Power and Authorization.....................................18
         3.3      No Conflicts................................................18
         3.4      Ownership of the Securities.................................19
         3.5      Brokers.....................................................19

SECTION 4.        REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND
                  ITS SUBSIDIARIES............................................20

         4.1      Organization and Good Standing..............................20
         4.2      Power and Authorization.....................................20
         4.3      No Conflicts................................................20
         4.4      Capitalization..............................................21
         4.5      Compliance with Laws........................................22
         4.6      Litigation..................................................22
         4.7      Financial Statements........................................23
         4.8      Accounts Receivable.........................................25
         4.9      Inventory...................................................25
         4.10     Absence of Certain Changes and Events.......................26
         4.11     Product Recalls.............................................27
         4.12     Real Property...............................................27
         4.13     Personal Property; Bank Accounts............................28
         4.14     Material Contracts..........................................28
         4.15     Insurance...................................................30
         4.16     Intellectual Property.......................................30
         4.17     Suppliers...................................................31
         4.18     Labor Matters...............................................32
         4.19     Employee Benefits...........................................33
         4.20     Directors, Officers and Employees...........................34
         4.21     Affiliate Agreements........................................34
         4.22     Environmental Matters.......................................35
         4.23     Books and Records...........................................36

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         4.24     Brokers.....................................................36
         4.25     Condition and Sufficiency of Assets.........................36

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR.......36

         5.1      Organization and Good Standing..............................36
         5.2      Power and Authorization.....................................37
         5.3      No Conflicts................................................37
         5.4      Acquisition of Securities for Investment....................38
         5.5      Brokers.....................................................38
         5.6      Financing...................................................38
         5.7      Investigation by Buyer......................................38
         5.8      WARN Act....................................................38

SECTION 6.        COVENANTS OF THE COMPANY AND SELLERS........................38

         6.1      Conduct of Business Pending Closing.........................38
         6.2      Negative Covenants Pending Closing..........................39
         6.3      Access to Information.......................................41
         6.4      Consents and Governmental Authorizations....................42
         6.5      Financial Information.......................................42
         6.6      No Shop.....................................................42
         6.7      Confidential Information....................................43
         6.8      Pre-Closing Deliverables....................................43
         6.9      Indebtedness; Termination of Agreements.....................43
         6.10     Ownership and Change of Name................................44

SECTION 7.        ADDITIONAL COVENANTS OF THE PRINCIPAL STOCKHOLDERS AND
                  THE GUARANTORS..............................................44

         7.1      Records.....................................................44
         7.2      Post-Closing Agreements.....................................44

SECTION 8.        COVENANTS OF BUYER..........................................45

         8.1      Governmental Authorizations.................................45
         8.2      Notice of Breach; Failure to Satisfy Closing Condition......45

SECTION 9.        ADDITIONAL COVENANTS OF BUYER, THE COMPANY AND SELLERS......45

         9.1      Further Assurances..........................................45
         9.2      Public Announcements........................................45
         9.3      HSR Filings.................................................46
         9.4      Release.....................................................46

SECTION 10.       TAX MATTERS.................................................46

         10.1     Tax Representations of the Company..........................46
         10.2     Tax Covenants of the Principal Stockholders and the Company.49
         10.3     Tax Contests................................................50
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         10.4     Cooperation.................................................51
         10.5     Allocation of Straddle Period Taxes.........................51
         10.6     Transfer Taxes..............................................52

SECTION 11.       CLOSING CONDITIONS..........................................52

         11.1     Conditions to Obligation of Buyer...........................52
         11.2     Conditions to Obligation of Sellers.........................54
         11.3     Frustration of Closing Conditions...........................55

SECTION 12.       TERMINATION AND ABANDONMENT.................................55

         12.1     Termination.................................................55
         12.2     Procedure for Termination...................................56

SECTION 13.       INDEMNIFICATION.............................................56

         13.1     Indemnification with Respect to Sellers.....................56
         13.2     Indemnification with Respect to the Company.................56
         13.3     Indemnification by Buyer....................................58
         13.4     Inter-Party Claims..........................................58
         13.5     Third Party Claims..........................................58
         13.6     Limitations and Requirements................................59
         13.7     Calculation and Mitigation of Damages.......................60
         13.8     Termination of Indemnification..............................61
         13.9     Escrow Account..............................................61
         13.10    Right of Set-Off............................................61
         13.11    Tax Treatment of Indemnification Payments...................62

SECTION 14.       THE SELLERS' REPRESENTATIVE.................................62

         14.1     The Sellers' Representative.................................62
         14.2     No Reliance.................................................63

SECTION 15.       MISCELLANEOUS...............................................63

         15.1     Survival of Representations and Warranties..................63
         15.2     Costs and Expenses..........................................63
         15.3     Notices.....................................................64
         15.4     Assignment..................................................65
         15.5     Amendment, Modification and Waiver..........................65
         15.6     Governing Law...............................................66
         15.7     Waiver of Jury Trial........................................66
         15.8     Consent to Jurisdiction.....................................66
         15.9     Section Headings and Defined Terms..........................66
         15.10    Severability................................................66
         15.11    Counterparts; Third-Party Beneficiaries.....................67
         15.12    Entire Agreement............................................67
         15.13    Seller Guaranty.............................................67
         15.14    Buyer Guaranty..............................................67

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EXHIBITS

Exhibit I                  Form of Escrow Agreement
Exhibit II                 Post-Closing Agreements
Exhibit III                Consents
Exhibit IV                 Independent Accounting Firm
Exhibit V                  Maximum Indemnifiable Damages


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of April 5, 2006 (this "Agreement"), by and among Fannie May Confections Brands, Inc. (formerly known as Alpine Confections, Inc.), a Utah corporation (the "Company"), Alpine Confections Holdings, Inc., a Utah corporation ("Holdings"), Alpine Confections Canada, ULC, a Nova Scotia unlimited liability company ("Dynamic"), Maxfield Candy Company, a Utah corporation ("Maxfield"), Kencraft, Inc., a Utah corporation ("Kencraft" and, together with Holdings, Dynamic and Maxfield, the "Guarantors"), each of the entities and individuals set forth in Section 2.1 of the Disclosure Schedule (each, a "Seller," and collectively, the "Sellers"), FMCB Acquisition Co., Inc., a Delaware corporation ("Buyer"), 1-800 Flowers.com, Inc., a Delaware corporation ("Parent"), and R. Taz Murray (the "Sellers' Representative"), in his capacity as the Sellers' Representative appointed pursuant to Section 15. Certain terms used herein are defined in Section 1.1 hereof.

                                   BACKGROUND

         Collectively, Sellers are the record and beneficial owners of all of the outstanding shares of capital stock and Warrants of the Company.

         The parties hereto desire to provide for the acquisition by Buyer of the Company through the sale by Sellers to Buyer of all the outstanding shares of capital stock and Warrants of the Company, and for certain other matters, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.........DEFINITIONS

1.1      Definitions.

(a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any Subsidiary shall be considered an Affiliate of any Seller, the Company or any other Subsidiary.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Completion Bonus Agreement" means the Completion Bonus Agreement, dated as of April 5, 2006, between Terry Mitchell and the Company.

         "Confidentiality Agreement" means that certain letter agreement, dated as of October 19, 2005, by and between Paragon Capital Partners, LLC, on behalf of and as financial advisor to, the Company, and Buyer.

         "Consent" means any approval, consent, license, permit, franchise, grant, waiver, or other authorization (including any Governmental
Authorization).

         "Current Assets" with respect to the Company and the Retained Subsidiaries means, as of the applicable date, without duplication, the sum of the following items: (i) cash, (ii) accounts receivable, (iii) inventories and
(iv) prepaid expenses and other current assets, except any Tax assets (including Tax refunds and deferred Tax assets), in each case, as such terms are used and calculated in accordance with GAAP, applied on a basis consistent with past practice.

         "Current Liabilities" with respect to the Company and Retained Subsidiaries means, as of the applicable date, without duplication, the sum of the following items, (i) accounts payable and (ii) accrued current liabilities and other accrued expenses, including any accrued Taxes, in each case, as such terms are used and calculated in accordance with GAAP, applied on a basis consistent with past practice; provided, however, that amounts owed to Terry Mitchell pursuant to the Completion Bonus Agreement shall not be regarded as, or counted in determining, Current Liabilities.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company, on the one hand, or Buyer, on the other hand, as the case may be, to the other party pursuant to this Agreement prior to the execution hereof, as such Disclosure Schedule may be modified pursuant to Section 6.11.

         "Distribution" means the dividend or distribution of all of the capital stock of KDM Holdings, Inc., and of any other KDM Subsidiary not owned by KDM Holdings, Inc., to the current shareholders of the Company.

         "Earn-Out Period" means, individually, Earn-Out Period One or Earn-Out Period Two.

         "EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of (i) the aggregate net income (or loss) of the Company and the Retained Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; and (ii) to the extent such net income has been reduced thereby, (a) all income taxes of the Company and the Retained Subsidiaries paid or accrued in accordance with GAAP for such period, (b) the aggregate of the interest expense of the Company and the Retained Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and
(c) the aggregate depreciation, amortization and other non-cash expenses of the Company and the Retained Subsidiaries reducing such net income for such period, determined on a consolidated basis in accordance with GAAP less any such non-cash items increasing such net income for such period; provided, however, that EBITDA shall specifically exclude and shall be calculated without regard to
(i) management or similar fees charged to the Company by Buyer or any of its Affiliates, (ii) fees and expenses incurred by Buyer, the Company or any of the Retained Subsidiaries in connection with the drafting, negotiation, execution, delivery, performance and enforcement of this Agreement (including, without limitation, costs of resolving any disputes related to this Agreement) and the other Transaction Documents or the consummation of the transactions contemplated herein or therein, including legal fees and accounting advisory fees, (iii) expenses discharged by payment to Buyer from the General Escrow Amount, (iv) allocations of overhead or other intercompany expenses charged to the Company other than intercompany charges for reasonable out-of-pocket costs incurred by Buyer or any of its Affiliates on behalf of the Company or either of the Retained Subsidiaries, and (v) amounts paid to Terry Mitchell pursuant to the Completion Bonus Agreement.



                                       2
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         "Encumbrance" means any mortgage, deed of trust, pledge, lien, security interest, charge, encumbrance, community property interest or restriction on use, voting, transfer or receipt of income.

         "Environment" means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

         "Environmental Laws" means all Laws concerning or relating to pollution, the protection of the Environment, including natural resources, or human health, including, without limitation, those relating to the manufacture, use, generation, distribution, treatment, storage, disposal, handling, transport, Release or threat of Release of Hazardous Materials.

         "GAAP" means United States generally accepted accounting principles applied consistently with those used to prepare the Audited Consolidated Financial Statements.

         "Governmental Authorization" means any approval, consent, license, permit, franchise, grant, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Laws.

         "Governmental Body" means any foreign or United States federal, state, provincial, local, municipal, or other government, governmental, regulatory or administrative agency, instrumentality, authority or commission, or any court, tribunal or judicial or arbitral body.

         "Harry London NOL" means the net operating loss of $1,425,596 incurred by Harry London Candies, Inc. prior to August 5, 2003.

          "Hazardous Materials" means any chemical, material, waste, pollutant, contaminant, compound or substance regulated or which can give rise to liability under any Environmental Laws, including, without limitation, petroleum, crude oil or any fraction thereof, gasoline, diesel fuel, hydrocarbons, asbestos or asbestos-containing material or polychlorinated biphenyls.

         "Independent Accounting Firm" means a mutually agreeable partner (not previously engaged by the Company or Buyer) of an accounting firm listed on
Exhibit IV hereto, or such other independent accounting firm as may be mutually agreed upon by the Sellers' Representative and Buyer.

         "Intellectual Property" means all Marks, Patents, Copyrights, Software, Domain Registrations, and Trade Secrets of the Company and the Retained Subsidiaries.

         "KDM Subsidiaries" means, collectively, KDM Holdings, Inc., a Utah corporation, Alpine Confections Holdings, Inc., a Utah corporation, Alpine Confections Canada, ULC, a Nova Scotia unlimited liability company, Maxfield Candy Company, a Utah corporation, and Kencraft, Inc., a Utah corporation.

          "Knowledge" means (i) with respect to an individual, any particular fact or matter of or about which (a) such individual is actually aware or (b) a prudent individual could be expected to discover or otherwise become aware in the course of conducting a reasonable inquiry concerning the existence of such fact or matter and (ii) with respect to any Person (other than an individual) any particular fact or matter of or about which any individual serving as a director or senior executive officer of such Person has Knowledge.



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

         "Laws" means any law (including principles of common law), constitution, statute, regulation, ordinance, certificate, judgment, order, award or other decision or requirement of any Governmental Body.

         "Line of Credit" means the Second Amended and Restated Credit Agreement, dated as of December 30, 2005, by and among Alpine Confections, Inc., Maxfield Candy Company, Kencraft, Inc, Harry London Candies, Inc., Alpine Confections Holdings, Inc., Fannie May Confections, Inc., Alpine Confections Canada ULC, the Lenders party thereto, and Delaware Street Capital Master Fund, L.P, as agent for the Lenders.

         "Material Adverse Effect" means a material adverse effect on (i) the business, operations, properties, assets, liabilities, results of operations, financial condition or prospects of the Company and the Retained Subsidiaries, taken as a whole or (ii) the ability of the Company or any Stockholder to enter into or consummate the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that any such effect to the extent primarily attributable to any change, effect, event or condition (a) generally applicable to financial, banking or securities markets, (b) expressly contemplated by the terms of this Agreement or any other Transaction Document or approved by Buyer in writing or (c) resulting from the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or resulting from the occurrence of any military or terrorist attack upon the United States, in any such case, shall not constitute a "Material Adverse Effect." Notwithstanding the foregoing, the Company or the Stockholders may include in the Disclosure Schedule or elsewhere disclosure with respect to items that would not have a Material Adverse Effect within the meaning of the previous sentence, and this inclusion shall not be deemed to be an acknowledgement by the Company or the Stockholders that these items, or any of them, would have a Material Adverse Effect or further change, amend or define the meaning of the term Material Adverse Effect for purposes of this Agreement.

         "Murray Family Partnership" means Murray Family Partnership, a Utah
          Limited Partnership.

         "Net Working Capital" means (i) Current Assets minus (ii) Current
          Liabilities.


         "Ownership Percentage" means, with respect to any Seller, the fraction, expressed as a percentage, the numerator of which is an amount equal to the gross proceeds received by such Seller in connection with the sale of the Shares and Warrants held by such Seller, and the denominator of which is an amount equal to the Total Purchase Price. Each Seller's Ownership Percentage is set forth across from each Seller's name on Section 2.1 of the Disclosure Schedule.

         "Payoff Amount" means the aggregate amount of all indebtedness and other amounts (including all related Termination Fees) to be repaid by the Company or any Subsidiary at the Closing to the parties specified in the Payoff Letters.

         "Payoff Letters" means the payoff letters required to be provided pursuant to Section 6.8 from: (i) Delaware Street Capital Master Fund, L.P., indicating the amount required to discharge in full all amounts and other obligations due to Delaware Street Capital Master Fund, L.P. as of the Closing Date under the Line of Credit, in form and substance reasonably satisfactory to Buyer; (ii) LaSalle Business Credit LLC, indicating the amount required to discharge in full all amounts and other obligations due to LaSalle Business Credit LLC as of the Closing Date under the Loan and Security Agreement, dated as of December 30, 2005, by and among LaSalle Business Credit LLC, Fannie May Confections, Inc., Alpine Confections, Inc. Kencraft, Inc., Maxfield Candy Company, Alpine Confections Holdings, Inc., Harry London Candies, Inc. and Alpine Confections Canada ULC, in form and substance reasonably satisfactory to Buyer; and (iii) Halperin Battaglia Raicht, LLP (formerly known as Halperin &

Associates), as Creditors' Committee Distribution Representative for the benefit of the holders of Allowed Class 3.1 General Unsecured Claims, indicating the amount required to discharge in full all amounts and other obligations due to Halperin Battaglia Raicht, LLP (formerly known as Halperin & Associates), as Creditors' Committee Distribution Representative for the benefit of the holders of Allowed Class 3.1 General Unsecured Claims, as of the Closing Date under the Unsecured Promissory Note dated as of August 5, 2003, between Harry London Candies, Inc. and Halperin & Associates, in form and substance reasonably satisfactory to Buyer.

         "Per Share Purchase Price" means, with respect to each Share, the quotient obtained by dividing: (i) the sum of (A) the Total Purchase Price and
(B) the product of (x) the number of shares of Common Stock issuable upon exercise in full of the Warrants in accordance with their terms as of the Closing (without giving effect to the cashless or net exercise feature of such Warrants) and (y) $0.01 by (ii) the sum of (A) the number of Shares outstanding immediately prior to the Closing and (B) the number of shares of Common Stock issuable upon exercise in full of the Warrants in accordance with their terms as of the Closing (without giving effect to the cashless or net exercise feature of such Warrants).

         "Per Warrant Purchase Price" means, with respect to each Warrant, (i) the product of (A) the number of shares of Common Stock issuable upon the exercise in full of such Warrant in accordance with its terms as of the Closing (without giving effect to the cashless or net exercise feature of such Warrant) and (B) the Per Share Purchase Price minus (ii) the product of (A) the number of shares of Common Stock issuable upon the exercise in full of such Warrant in accordance with its terms as of the Closing (without giving effect to the cashless or net exercise feature of such Warrant) and (B) $0.01.

         "Permitted Encumbrances" means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, and Encumbrances for current Taxes and other charges and assessments of any Governmental Body that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company's consolidated books and records,
(ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business securing payments not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company's consolidated books and records, (iii) other Encumbrances or imperfections of title to or on property that are not material in amount and do not individually or in the aggregate materially detract from the value of or impair in any material respect the existing use of the property affected by such Encumbrance or imperfection, (iv) all local and other building and zoning Laws now or hereafter in effect relating to or affecting any real property; provided they do not individually or in the aggregate materially detract from the value of the business of the Company or interfere with the ordinary conduct of the business of the Company, (v) all leases, subleases, licenses and occupancy and/or use agreements affecting any real property (or any portion thereof) which are identified on the Disclosure Schedule, (vi) all service contracts and agreements affecting any real property which are identified on the Disclosure Schedule, (vii) Encumbrances reflected in the contracts identified in Section 4.14 of the Disclosure Schedule or which are disclosed in the notes accompanying the Audited Consolidated Financial Statements and (viii) Encumbrances securing any of the indebtedness or other obligations to be repaid pursuant to Section 6.9.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Personally Identifiable Data" means the names, addresses, email addresses, telephone numbers, and fax numbers of any individuals, or any other data likely to substantially identify any individual, together with any other information about an individual which is combined with or linked to any of the foregoing information, including, but not limited to, customer lists, mailing lists, telemarketing lists, email lists, customer or prospective customer databases, credit reports, data regarding purchases of identified customers, and databases or records of website usage by users who are identified by any of the foregoing information.

         "Post-Closing Period" means any taxable year or other taxable period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

         "Pre-Closing Period" means any taxable year or other taxable period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

         "Principal Stockholders" means, collectively, R. Taz Murray and David
          Taiclet.


         "Reference Net Working Capital" means $8,484,000.

         "Related Party" means (i) any Seller, (ii) any director, officer, general partner or managing member of a Selling Entity, or of the Company, any Subsidiary or any of their respective Affiliates and (iii) any member of the immediate family of a Person included in (i) and (ii). For purposes of this definition, the "immediate family" of an individual includes only the individual's spouse, parents, children and siblings.

         "Release" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

         "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Reserve Amount" means $250,000.

         "Retained Subsidiaries" means, collectively, Harry London Candies, Inc., an Ohio corporation, and Fannie May Confections, Inc., a Delaware corporation.

         "Selected Management Personnel" means each of David Taiclet, Terry Mitchell, Alan Petrik and Matt Anderson.

         "Selling Entities" means all Sellers other than Sellers that are natural persons.

         "Software" means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing that is owned, leased, used or held by, granted to or licensed by the Company or any Subsidiary.

         "Stockholders" means, collectively, R. Taz Murray, David Taiclet, the Murray Family Partnership, Terry Mitchell and Lewis Nord.

         "Stockholder Agreement" means the Amended and Restated Shareholders' Agreement, entered into as of November 16, 2005, by and among R. Taz Murray, David Taiclet, Lewis V. Nord, the Murray Family Partnership, Terry Mitchell, Kayne Anderson Capital Advisors, L.P., Delaware Street Capital Advisors Master Fund, L.P. and Alpine Confections, Inc.

         "Straddle Period" means any taxable year or other taxable period that includes but does not end on the Closing Date.

         "Subsidiary" means, at any time, any corporation, partnership, joint venture, business trust or other entity of which the Company, at such time, directly or indirectly owns or controls more than 50% of the voting stock or equivalent ownership interest or the assets and liabilities of which, at such time, are consolidated in the Company's consolidated financial statements.

         "Tax" means (i) all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, ad valorem, transfer, franchise, capital, paid-up capital, license, greenmail, excise, stamp, occupation, premium, escheat, environmental, social security, employment, unemployment, estimated, withholding, custom duty or other taxes, governmental fees or other like assessments together with any interest, additions or penalties with respect thereto; and (ii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign provision)) with respect to any item described in clause (i).

         "Tax Returns" means all reports, returns, statements, and forms with respect to Taxes.

         "Termination Fees" means all termination, breakage and other fees and charges, expenses and other amounts in respect of indebtedness (other than principal amount and accrued interest) required to be paid by the Company or any of its Subsidiaries in order to discharge fully at Closing all obligations, liabilities, costs and expenses to the parties identified in the Payoff Letters.

         "Total Purchase Price" means an amount equal to the Transaction Value minus (i) the Transaction Expenses, minus (ii) the Payoff Amount and minus (iii) the amounts to be paid to Terry Mitchell pursuant to Section 2.2(i) hereof.

         "Trade Secrets" means (i) all customer and supplier lists, pricing and cost information, business and marketing plans and proposals and Personally Identifiable Data, and (ii) all material proprietary formulas, know-how, trade secrets, business methods, technical data, and inventions, in each case owned, leased, used or held by, granted to or licensed by the Company or any Subsidiary.

         "Transaction Documents" means this Agreement, the General Escrow Agreement and any and all other agreements required to be delivered by any party hereto pursuant to the terms of this Agreement.

         "Transaction Expenses" means (i) the third party fees and expenses incurred by the Company or any Subsidiary in connection with the drafting, negotiation, execution, and delivery of this Agreement (including legal fees and expenses of the Sellers) and the other Transaction Documents and the consummation of the transactions contemplated herein or therein, including, without limitation, the Distribution (including the fees and expenses of the Company's investment bankers, accountants, lawyers, and other advisors), and
(ii) one-half of all filing fees and expenses incurred in connection with the HSR Act, as set forth in Section 15.2.

         "Transaction Value" means $84,250,000, as adjusted by the Estimated Closing Adjustment pursuant to Section 2.3(b).

         "WARN Act" means the Worker Adjustment and Retraining Act of 1988, as amended.

         "Warrantholders" means, collectively, Kayne Anderson Capital Advisors, L.P. and Delaware Street Capital Master Fund, L.P.

         "Warrants" means, collectively, (i) the warrant, dated November 16, 2005, to purchase 982,571 shares of Common Stock at an exercise price of $0.01 per share, issued to Kayne Anderson Capital Advisors, L.P. and (ii) the warrant, dated November 16, 2005, to purchase 622,295 shares of Common Stock at an exercise price of $0.01 per share, issued to Delaware Street Capital Master Fund, L.P.

(a) Each of the following terms is defined in the Section set forth opposite such term:

      Term                                                             Section
      Accounts Receivable.............................................. 4.8
      Aggregate Cash Proceeds.......................................... 2.1(b)
      Agreement........................................................Preamble
      Audited Combined Balance Sheet....................................4.7(a)
      Audited Combined Financial Statements.............................4.7(a)
      Audited Consolidated Balance Sheet................................4.7(a)
      Audited Consolidated Financial Statements.........................4.7(a)
      Auditors..........................................................2.3(c)
      Buyer.............................................................Preamble
      Buyer Indemnified Party...........................................13.1
      Buyer Material Adverse Effect..................................... 5.3(a)
      Buyer Obligations..................................................15.14
      Buyer Transaction Documents........................................ 5.1
      Buyer's Representatives............................................ 6.3
      Closing............................................................ 2.2
      Closing Date....................................................... 2.2
      Common Stock....................................................... 2.1(a)
      Company...........................................................Preamble
      Company Account................................................... 4.13(b)
      Company Transaction Documents..................................... 4.2
      Contingent Payments............................................... 2.4
      Copyrights........................................................ 4.16(a)
      Damages...........................................................13.1
      Defined Benefit Plan.............................................. 4.19(e)
      Dispute Notice.....................................................2.3(d)
      DOJ................................................................9.4
      DOL................................................................4.19(a)
      Domain Registrations...............................................4.16(a)
      Dynamic...........................................................Preamble
      Earn-Out Period One............................................... 2.4(a)
      Earn-Out Period Two............................................... 2.4(a)
      Earn-Out Report................................................... 2.4(b)
      EBITDA Dispute Notice............................................. 2.4(e)
      Employee Benefit Plans............................................ 4.19(a)
      Employee Pension Benefit Plan..................................... 4.19(d)
      Employment Agreements.............................................11.1(j)
      ERISA.............................................................4.19(a)
      ERISA Affiliate...................................................4.19(a)

      Escrow Agent......................................................2.2(c)
      Estimated Closing Adjustment......................................2.3(b)
      Estimated Net Working Capital.....................................2.3(a)
      Examination Notice................................................2.4(d)
      Final Closing Adjustment..........................................2.3(g)
      Final Closing Balance Sheet.......................................2.3(f)
      Final Net Working Capital.........................................2.3(f)
      Final Purchase Price..............................................2.3(g)
      FM Properties....................................................13.2(g)
      FTC.............................................................. 9.4
      General Escrow Account........................................... 2.2(c)
      General Escrow Agreement......................................... 2.2(c)
      General Escrow Amount............................................ 2.2(c)
      Guarantors....................................................... Preamble
      Holdings......................................................... Preamble
      HSR Act.......................................................... 3.3(b)
      Indemnified Party................................................13.4
      Indemnifying Party...............................................13.4
      Interim Combined Balance Sheet................................... 4.7(a)
      Interim Combined Financial Statements............................ 4.7(a)
      Interim Consolidated Balance Sheet............................... 4.7(a)
      Interim Consolidated Financial Statements........................ 4.7(a)
      IRS..............................................................10.1(c)
      Kencraft......................................................... Preamble
      Marks............................................................ 4.16(a)
      Material Contracts............................................... 4.14(b)
      Maxfield......................................................... Preamble
      Multiemployer Plan............................................... 4.19(e)
      Nasdaq...........................................................  6.8
      Open Claim....................................................... 13.10(b)
      OSHA.............................................................  4.6(c)
      Parent........................................................... Preamble
      Patents..........................................................  4.16(a)
      Period One Contingent Payment....................................  2.4(a)
      Period One EBITDA................................................  2.4(a)
      Period Two Contingent Payment....................................  2.4(a)
      Period Two EBITDA................................................  2.4(a)
      Preliminary Closing Balance Sheet................................  2.3(c)
      Preliminary Net Working Capital................................... 2.3(c)
      Preliminary Statement............................................. 2.3(c)
      Pro Forma Financial Information................................... 4.7(f)
      Property Taxes....................................................10.5(a)
      Records........................................................... 7.1
      Reimbursement Expenses............................................ 7.3
      Released Claim.................................................... 9.5
      Released Parties.................................................. 9.5
      Reserve Account...................................................14.1(c)
      Securities........................................................ 2.1(a)

      Seller, Sellers...................................................Preamble
      Seller Indemnified Party..........................................13.3
      Seller Obligations................................................15.13
      Seller Transaction Documents...................................... 3.1
      Sellers' Representative...........................................Preamble
      Shares............................................................ 2.1(a)
      Tax Claim.........................................................10.3(a)
      Tax Proceeding....................................................10.3(b)
      Terminating Buyer Breach..........................................12.1(d)
      Terminating Seller Breach.........................................12.1(c)
      Third Party Claim.................................................13.5(a)
      Threshold Amount..................................................13.6(a)


(b)......Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms "include" and "including" shall be deemed to be followed by the phrase "without limitation," (iv) the word "or" shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to the Disclosure Schedule refer to the Disclosure Schedule attached hereto or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes,
(vi) each reference to "herein" means a reference to "in this Agreement," and
(vii) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(c) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Documents.

(d) Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

SECTION 2.        PURCHASE AND SALE OF SECURITIES

2.1      Purchase and Sale of Securities.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from each Seller, (i) all shares of Common Stock, no par value per share, of the Company ("Common Stock") owned by such Seller (collectively, the "Shares") and (ii) all Warrants owned by such Seller. The Shares and the Warrants are collectively referred to herein as the "Securities." The Securities owned by each Seller are set forth opposite such Seller's name in Section 2.1 of the Disclosure Schedule. Each Seller's obligation to perform his, her or its respective obligations under this Agreement shall be several and not joint.

(b) Upon the terms and subject to the conditions of this Agreement, including, without limitation, Section 2.1(c), at the Closing, in consideration for each Seller's delivery of his, her, or its Securities, Buyer shall pay (i) to the Sellers' Representative (on behalf of each Stockholder), from the Total Purchase Price, in cash for each Share purchased from such Stockholder, an amount equal to the Per Share Purchase Price, and (ii) to each Warrantholder, from the Total Purchase Price, in cash for each Warrant purchased from such Warrantholder, an amount equal to the Per Warrant Purchase Price. The aggregate amount of cash payable to the Sellers pursuant to this Section 2.1(b) shall be referred to herein as the "Aggregate Cash Proceeds," and the portion of the Aggregate Cash Proceeds payable to each Seller shall be set forth in Section 2.1 of the Disclosure Schedule.

(c) The Sellers' Representative and each Seller hereby irrevocably direct Buyer and the Company to deliver (i) to the Escrow Agent, from the Aggregate Cash Proceeds, the General Escrow Amount and (ii) to the Reserve Account, from the Aggregate Cash Proceeds, an amount of cash equal to the Reserve Amount. Each Seller shall be deemed to have delivered and paid (i) to the Escrow Agent with respect to the General Escrow Amount and (ii) to the Reserve Account with respect to the Reserve Amount thereof, in each case, an amount equal to such Seller's pro rata portion (based on such Seller's Ownership Percentage).

2.2 Closing. The Closing of the purchase and sale of the Securities (the "Closing") pursuant to this Agreement shall take place at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, on April 30, 2006 or, if the conditions to the Closing set forth in Section 11 shall not have been satisfied on such date, as soon as possible thereafter, but in no event later than three Business Days after the satisfaction or waiver of the conditions set forth in Section 11, commencing at 10:00 A.M., Eastern Time, or at such other date, time or place as may be agreed to by Buyer and the Sellers' Representative (the "Closing Date"). At the Closing, in addition to the other actions contemplated elsewhere herein:

(a)      Each Stockholder shall deliver to Buyer:

(i) certificates representing all of the Shares owned by such Stockholder, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

(ii) for each Stockholder, a certificate, dated the Closing Date and signed by such Stockholder (or by the Sellers' Representative on behalf of such Stockholder), certifying as to Section 11.1(a) (as to such Stockholder); and

(iii) the other documents and agreements to which such Stockholder is a party and required to be delivered pursuant to Section 11.1.

(b) Each Warrantholder shall deliver to Buyer an instrument of transfer with respect to all Warrants owned by such Warrantholder (which may be a single instrument for all Warrants owned by all Warrantholders), duly executed by each Warrantholder, which instrument of transfer shall be in form and substance reasonably satisfactory to Buyer and which, collectively, shall be effective with respect to all Warrants outstanding on the date hereof.

(c)      The Company shall:

(i) deliver to Buyer a certificate, dated the Closing Date and signed by the Chief Executive Officer of the Company (in his capacity as such), certifying as to Sections 11.1(c) and (e) (as to the Company);

(ii) deliver to Buyer accurate and complete copies of the Company's and each Retained Subsidiary's certificate or articles of incorporation and bylaws (or corresponding organizational documents), and all amendments thereof to date, certified as of a recent date by the Secretary of State or corresponding certifying authority of each such entity's respective jurisdiction of organization and by the Secretary or an Assistant Secretary of each such entity (in his or her capacity as such);

(iii) deliver to Buyer certificates of good standing of a recent date for the Company and each Retained Subsidiary, certified as of a recent date by the Secretary of State or corresponding certifying authority of each such entity's respective jurisdiction of organization and of each state in which such entities are qualified to do business as set forth in
         Section 4.1 of the Disclosure Schedule;

(iv) deliver to Buyer copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Company Transaction Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company (in each case, in his or her capacity as such);

(v) deliver to Buyer the original corporate seals, minute books and stock transfer and record books of the Company and each Retained Subsidiary as they exist on the Closing Date; and

(vi) deliver to Buyer the other documents and agreements required to be delivered pursuant to Section 11.1.

(d)      Each Guarantor shall:

(i) deliver to Buyer a certificate, dated the Closing Date and signed by the Chief Executive Officer or President of such Guarantor (or Person performing a similar function for such Guarantor) (in his or her capacity as such), certifying as to Section 11.1(d) and (e) (as to such Guarantor) ; and

(ii) deliver to Buyer copies of the resolutions of the board of directors of such Guarantor authorizing the execution, delivery and performance of this Agreement, certified as of the Closing Date by the Secretary or Assistant Secretary of the Company (in his or her capacity as such).

(e) Buyer shall deliver from the Aggregate Cash Proceeds, as contemplated by Section 2.1(c), (i) by wire transfer to Citibank N.A. or another escrow agent mutually acceptable to Buyer and the Sellers' Representative (the "Escrow Agent") to be held in a separate escrow account (the "General Escrow Account") pursuant to the escrow agreement (the "General Escrow Agreement") substantially in the form attached hereto as Exhibit I (with such changes thereto as the Escrow Agent shall reasonably request), $8,000,000 for the purpose of satisfying any Final Closing Adjustment payable by the Sellers pursuant to Section 2.3(h)(i) and any rights to indemnification by Buyer Indemnified Parties pursuant to Sections 13.1 and 13.2 (the "General Escrow Amount") and (ii) by wire transfer to the Reserve Account (which account shall be specified by the Sellers' Representative at least two Business Days prior to Closing), an amount equal to the Reserve Amount.

(f)      Buyer shall deliver to the Sellers' Representative:

(i) an amount equal to the Total Purchase Price, minus the amount paid by Buyer from the Aggregate Cash Proceeds, pursuant to Section 2.2(e), by wire transfer of immediately available funds to such account or accounts as shall, at least two Business Days before Closing, be designated by the Sellers' Representative in writing to Buyer;

(ii) certificates, dated the Closing Date and signed by the Chief Financial Officer or any Vice President of Buyer (in his or her capacity as such), certifying as to Sections 11.2(a) and (b);

(iii) copies of the resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer (in his or her capacity as such); and

(iv)     the other documents and agreements required to be delivered pursuant to
         Section 11.2.

(g) Buyer shall pay or shall cause the Company to pay the Transaction Expenses specified in the final invoices delivered pursuant to Section
         6.8 in the amounts and pursuant to the wiring instructions set forth in such final invoices. Any additional unpaid Transaction Expenses, however arising, shall be paid by the Sellers' Representative on behalf of the Sellers, without contribution from the Company, its Subsidiaries or Buyer.

(h) Buyer shall pay or cause to be paid to each holder of indebtedness specified in the Payoff Letters the portion of the Payoff Amount payable to such holder as specified in the applicable Payoff Letter delivered by such holder.

(i) Buyer shall pay or cause the Company to pay to Terry Mitchell, as compensation for services rendered to the Company and the stockholders in connection herewith, all amounts due under the Completion Bonus Agreement, by wire transfer of immediately available funds to such account as shall, at least two Business Days before Closing, be designated by Terry Mitchell in writing.

2.3      Purchase Price Adjustment.

(a) No later than five Business Days, and no earlier than ten Business Days, prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate of the Chief Financial Officer of the Company setting forth its good faith estimate of the Net Working Capital as at the Closing Date (immediately after giving effect to the Closing and after giving effect to the Distribution) (the "Estimated Net Working Capital"). Such certificate shall include a reasonably detailed calculation and description of how the Estimated Net Working Capital was determined.

(b) The Transaction Value shall be (i) increased, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, by an amount equal to the amount of such excess, or (ii) decreased, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess (such increase or decrease, as the case may be, being the "Estimated Closing Adjustment").

(c) Within 75 days following the Closing Date, the Sellers' Representative, on behalf of Sellers, shall prepare and deliver to the Buyer the following (collectively, the "Preliminary Statement"):

(i) a consolidated balance sheet of the Company as at the Closing Date (immediately after giving effect to the Closing and after giving effect to the Distribution) (the "Preliminary Closing Balance Sheet"), prepared in accordance with GAAP, applied on a basis consistent with past practice, which shall be audited by Grant Thornton LLP (the "Auditors"), the cost of which will be borne by the Sellers and paid by the Sellers' Representative on behalf of the Sellers from the Reserve Amount; and

(ii) a calculation by the Sellers' Representatives of the Net Working Capital as at the Closing Date (immediately after giving effect to the Closing and after giving effect to the Distribution) based on the Preliminary Closing Balance Sheet (the "Preliminary Net Working Capital").

The Preliminary Statement shall include a reasonably detailed calculation and description of how the Preliminary Net Working Capital was determined.

(d) In connection with Sellers' Representative's preparation of the Preliminary Closing Balance Sheet and the calculation of the Preliminary Net Working Capital, the Sellers' Representative and its Representatives (including the Auditors) shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company and the Retained Subsidiaries and to all relevant work papers, schedules, memoranda and other documents in possession of the Company and the Retained Subsidiaries, and to finance personnel of the Company and the Retained Subsidiaries and any other information which the Sellers' Representative reasonably requests and Buyer and the Company shall cooperate reasonably with the Sellers' Representative and its Representatives in connection therewith.

(e) Buyer shall have twenty Business Days following receipt of the Preliminary Statement to review the Preliminary Closing Balance Sheet and the calculation of the Preliminary Net Working Capital, and to notify the Sellers' Representatives in writing if Buyer disputes the amount of the Preliminary Net Working Capital set forth on the Preliminary Statement (the "Dispute Notice"), specifying the reasons therefor in reasonable detail.

(f) In the event that Buyer shall deliver a Dispute Notice to the Sellers' Representative, Buyer and the Sellers' Representative shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and the Preliminary Net Working Capital shall be made in accordance with the agreement of Buyer and the Sellers' Representative. If Buyer and the Sellers' Representative are unable to resolve any such dispute within ten Business Days (or such longer period as Buyer and the Sellers' Representative shall mutually agree in writing) after Buyer's delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm acting as an expert and not as an arbitrator, and such determination shall be conclusive, final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.3(f) shall be borne 50% by Buyer, on the one hand, and 50% by the Sellers and paid by the Sellers' Representative on behalf of the Sellers from the Reserve Amount, on the other hand. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within 30 days after submission of the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital and the Dispute Notice to it and, in any case, as promptly as practicable after such submission. The Preliminary Closing Balance Sheet and the Preliminary Net Working Capital, (i) if no Dispute Notice has been timely delivered by Buyer, as originally submitted by the Sellers' Representative, or (ii) if a Dispute Notice has been timely delivered by Buyer, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.3(f), shall be, respectively, the "Final Closing Balance Sheet" and the "Final Net Working Capital."

(g) The "Final Purchase Price" shall be equal to the Aggregate Cash Proceeds, adjusted as follows (such increase or decrease, as the case may be, being referred to as the "Final Closing Adjustment"): (i) increased, if the Final Net Working Capital exceeds the Reference Net Working Capital, by the amount of such excess; or (ii) decreased, if the Reference Net Working Capital exceeds the Final Net Working Capital, by the amount of such excess.

(h) Within five Business Days after the determination of the Final Net Working Capital pursuant to this Section 2.3, (i) if the Final Purchase Price exceeds the Aggregate Cash Proceeds, Buyer shall, or (ii) if the Aggregate Cash Proceeds exceeds the Final Purchase Price, the Sellers' Representative, on behalf of the Sellers shall, from the General Escrow, make payment to the other by wire transfer in immediately available funds of the amount payable by Buyer or the Sellers, as the case may be, in an amount equal to the Final Closing Adjustment, together with interest thereon from the Closing Date to the date of payment at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by JPMorgan Chase & Co., from time to time during such period (less any non-resident withholding Tax payable in respect of such interest). Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.

(i) For the avoidance of doubt, the parties hereto agree and acknowledge that Net Working Capital, the Preliminary Statement, the Closing Date Balance Sheet, the Final Closing Balance Sheet and the Final Net Working Capital shall be calculated as if the payments made by the Company to Terry Mitchell were never due, payable or paid, and so such payments shall not constitute liabilities or expenses for purposes of any of the foregoing financial statements or related calculations.

2.4 Contingent Payments. Subject to the right of Buyer set forth in Section 13.10, as additional consideration for the delivery by each Seller of his, her or its Shares and Warrants, Buyer shall pay to the Sellers' Representative (on behalf of each Stockholder) and to the Warrantholders, contingent payments (the "Contingent Payments"), if any, at such times and under such conditions as the Contingent Payments are payable in accordance with this Section 2.4. Any Contingent Payment will be made to the Sellers' Representative (on behalf of each Stockholder) and to the Warrantholders based upon each Stockholder's and each Warrantholder's Ownership Percentage. Unless otherwise required by applicable law, any Contingent Payment shall be treated as additional Total Purchase Price, except to the extent such payment is treated as interest under
Section 483 of the Code.

     (a) If (i) the EBITDA of the Company (the "Period One EBITDA") with respect to the twelve-month period ended July 1, 2007 ("Earn-Out Period One") equals or exceeds $14,250,000, then Buyer shall make a Contingent Payment (the Period One Contingent Payment") in an amount equal to the product obtained by multiplying (x) $4,500,000 by (y)the quotient (not greater than 1.0) obtained by dividing the Period One EBITDA by $15,000,000; provided, however, that in no event shall the Period One Contingent Payment exceed $4,500,000; and (ii) the EBITDA of the Company (the "Period Two EBITDA") with respect to the twelve- month period ended June 29, 2008("Earn-Out Period Two") equals or exceeds $17,575,000, then Buyer shall make a Contingent Payment (the "Period Two Contingent Payment") in an amount equal to the product obtained by multiplying (i) $1,500,000 by (ii) the quotient (not greater than 1.0) obtained by dividing the Period Two EBITDA by $18,500,000; provided, however, that in no event shall the Period Two Contingent Payment exceed $1,500,000.

     (b) Not later than 60 days following the end of each Earn-Out Period, Buyer shall deliver to the Sellers' Representative a statement of the EBITDA for such Earn-Out Period, which will set forth in reasonable detail the calculation of such EBITDA and the calculation of the Contingent Payment, if any, with respect to such Earn-Out Period (the "Earn-Out Report").

     (c) Buyer shall make the Contingent Payment, if any, set forth in such Earn-Out Report not later than ten days following delivery of such Earn-Out Report; provided that if the Sellers' Representative delivers an Examination Notice in accordance with Section 2.4(d), such Contingent Payment shall be made not later than (i) ten days following the earlier of
     (A) the last date on which an EBITDA Dispute Notice may be given by the Sellers' Representative pursuant to Section 2.4(e) and (B) the date on which the Sellers' Representative notifies Buyer in writing that the Sellers' Representative accepts the Earn-Out Report and irrevocably elects not to deliver an EBITDA Dispute Notice with respect to the EBITDA and/or the Contingent Payment set forth in such Earn-Out Report or (ii) if the Sellers' Representative delivers an EBITDA Dispute Notice, the time determined pursuant to Section 2.4(e) below. In the event that the Sellers' Representative fails to deliver an EBITDA Dispute Notice on or prior to the last date on which an EBITDA Dispute Notice may be given pursuant to
     Section 2.4(e), the amount of the EBITDA and the amount of the Contingent Payment set forth on such Earn-Out Report shall be conclusive, final and binding on the parties.

     (d) Buyer agrees to keep and maintain, in accordance with its usual and customary practice, full and accurate books of account and records of the Company and the Retained Subsidiaries separate and distinct from the books and records of Buyer or any of its Affiliates as if the Company and the Retained Subsidiaries were a stand-alone, unconsolidated business unit of Buyer, whether or not the Company and the Retained Subsidiaries are so operated, and such books and records of the Company and the Retained Subsidiaries shall be sufficient, in all respects, to verify the EBITDA of the Company for each Earn-Out Period. Buyer grants to the Sellers' Representative and its Representatives, at the Sellers' sole expense, the right to examine such books and records, at the location of such books and records, for the sole purpose of reviewing and verifying the EBITDA of the Company with respect to the Earn-Out Period that is the subject of the applicable Earn-Out Report, upon two days' prior written notice delivered to Buyer not later than 20 days after the delivery of the applicable Earn-Out Report (the "Examination Notice"), insofar as the books and records are reasonably necessary to verify the EBITDA set forth in such Earn-Out Report, for the sole purpose of verifying the amount of EBITDA with respect to such Earn-Out Report; provided, however, that any such examination shall be required to be completed prior to the 30th day following the date on which the applicable Earn-Out Report is delivered to the Sellers' Representative. In no event shall the Sellers' Representative or its Representatives be entitled to conduct such examination with respect to any period other than the Earn-Out Period referenced in the applicable Earn-Out Report. Buyer shall, with respect to each Earn-Out Period, keep and maintain all such books and records of the Company and the Earn-Out Report applicable to such Earn-Out Period for a period of one year after the conclusion of such Earn-Out Period.

     (e) If, with respect to either Earn-Out Report, not later than the earlier of (i) the date that is 15 days after the completion by the Sellers' Representative of an examination of the books and records of the Company, in accordance with Section 2.4(d), for the Earn-Out Period covered by such Earn-Out Report and (ii) the date that is 30 days after delivery of such Earn-Out Report, the Sellers' Representative notifies Buyer in writing (an "EBITDA Dispute Notice") that the Sellers' Representative disputes the amount of the EBITDA or the amount of the Contingent Payment set forth in such Earn-Out Report, specifying the reasons therefor in reasonable detail, the Sellers' Representative and Buyer shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Earn-Out Report shall be made in accordance with the agreement of the Sellers' Representative and Buyer. If the

     Sellers' Representative and Buyer are unable to resolve any such dispute within ten Business Days (or such longer period as the Sellers' Representative and Buyer shall mutually agree in writing) after the Sellers' Representative's delivery of such EBITDA Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm acting as an expert and not as an arbitrator, and such determination shall be conclusive, final and binding on the parties; provided, however, that the engagement of the Independent Accounting Firm shall be limited to reviewing the calculation of EBITDA and the Contingent Payment set forth in such Earn-Out Report. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services and to make its determination within 30 days after submission of the EBITDA Dispute Notice and such Earn-Out Report to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this
     Section 2.4(e) shall be borne by the Sellers and paid by the Sellers' Representative on behalf of the Sellers from the Reserve Amount; provided, however, that if the Contingent Payment determined by the Independent Accounting Firm is more than 5% greater than the Contingent Payment set forth in such Earn-Out Report, any expenses relating to the engagement of the Independent Accounting Firm shall be borne by Buyer. Buyer shall, within ten days after such determination by the Independent Accounting Firm, pay to the Sellers' Representative the Contingent Payment so determined by the Independent Accounting Firm, if any. The determination of any Contingent Payment by the Independent Accounting Firm in accordance with this Agreement shall by conclusive, final and binding on the parties.

     (f) Following the Closing, Buyer shall manage and operate the Company and the Retained Subsidiaries in a commercially reasonable manner and with a view toward the long-term growth of their respective businesses. The Sellers acknowledge and agree that, following the Closing, Buyer shall, in its sole and absolute discretion, have complete control over all strategic and operational decisions concerning the Company and the Retained Subsidiaries and may manage and operate the Company and the Retained
     Subsidiaries and their respective businesses as Buyer determines in its sole and absolute discretion. The Sellers further agree that (i) the rights of the Sellers to receive the Contingent Payments do not create in the Sellers any right to control or direct the management and operations of the Company and the Retained Subsidiaries and (ii) subject to the next succeeding sentence, the Sellers will have no claim against Buyer or any of its Affiliates (including the Company and the Retained Subsidiaries), and Buyer will have no liability to the Sellers, with respect to the management and operation of the Company, including any impact thereof on the EBITDA of the Company or on the amount of any Contingent Payment. Notwithstanding the foregoing, Buyer will not take any action in bad faith, or authorize or permit any of its Affiliates (including the Company and the Retained Subsidiaries) to take any action in bad faith, in order to (i) reduce the amount of EBITDA of the Company, (ii) delay the making of any Contingent Payment (iii) make any material change in accounting policies or practices that would reduce EBITDA (except for any such change required by GAAP or by reason of a change in Law) or (iv) devote excessive amounts of production capacity of the Company to intercompany sales rather than sales to third party non-Affiliates.

2.5 Allocation of Total Purchase Price and Other Amounts. The Sellers' Representative and each Seller hereby acknowledge and direct that (i) all amounts payable to the Sellers on or prior to Closing shall be paid by Buyer and the Company to the Sellers' Representative (on behalf of all Stockholders), the Escrow Agent (on behalf of all Sellers) or the Warrantholders, as applicable, in accordance with the terms of this Section 2 and (ii) any amounts payable to the Sellers after Closing shall be paid to the Sellers' Representative and the Warrantholders in accordance with the terms of this Agreement and the General Escrow Agreement based upon each Seller's Ownership Percentage.

2.6 Withholding. The Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

SECTION 3.        REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

         Each Seller hereby severally represents and warrants to Buyer, on behalf of himself, herself or itself and not any other Seller, as of the date of this Agreement and as of the Closing Date that, except as set forth in a correspondingly enumerated section of the Disclosure Schedule:

3.1 Organization and Good Standing. Such Seller (if a Selling Entity) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has (as applicable) all necessary corporate, partnership or limited liability company power and authority, as the case may be, to perform all of its obligations under this Agreement and the other Transaction Documents to which such Seller is a party (collectively, the "Seller Transaction Documents").

3.2 Power and Authorization. Such Seller has all legal right, power, authority and legal capacity to execute and deliver this Agreement and the other Seller Transaction Documents, to perform his, her or its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. All necessary corporate, partnership or limited liability company action (as applicable), and all necessary stockholder, partner, member, and other legal action, as the case may be, have been taken by such Seller (if a Selling Entity) to authorize the execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and is, and each of the other Seller Transaction Documents, when duly executed and delivered at Closing by such Seller, will be, assuming due authorization, execution and delivery by the Company, the Guarantors and Buyer, as the case may be, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

3.3      No Conflicts.
---------------------

(a) The execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not (with or without the passage of time or the giving of notice, or both):

(i) contravene, conflict with, or result in a violation of (A) the certificate or articles of incorporation or bylaws (or other organizational documents) of such Seller (if a Selling Entity), (B) any resolution adopted by the board of directors, the board of managers (or similar governing body), or equityholders of such Seller (if a Selling Entity) or (C) any Laws or Governmental Authorizations binding upon or applicable to such Seller, except, in the case of this clause (C), where such contravention, conflict or violation would not reasonably be expected to have a material adverse effect on the ability of such Seller to enter into or consummate the transactions contemplated by this Agreement or any other Seller Transactions Document; or

     (ii) contravene, conflict with, result in a violation or breach of, or constitute a default under, any agreement or other obligation to which such Seller is a party or by which he, she or it or any of such Seller's assets is bound, or give to others any material rights (including rights of termination, foreclosure, cancellation, modification or acceleration) in respect thereof or any rights of any nature in or with respect to any of the Securities, except where such contravention, conflict, violation, breach, default, loss, termination, foreclosure, cancellation, modification, acceleration or rights would not reasonably be expected to have a material adverse effect on the ability of such Seller to enter into or consummate the transactions contemplated by this Agreement or any other Seller Transactions Document.

(b) Except for the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions hereunder,
         Section 3.3(b) of the Disclosure Schedule contains a complete and accurate list of each other material Consent of, or material registration, material notification, material filing or material declaration with, any Governmental Body, creditor, lessor or other Person, in each case required to be given or made in connection with the execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents. Except as described in Section 3.3(b) of the Disclosure Schedule, all such Consents, registrations, notifications, filings and declarations have been obtained or made or will be obtained or made before the Closing without payment of premium or penalty by, or loss of benefit to, the Company or any Subsidiary.

(c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the Knowledge of such Seller, threatened, that challenge or seek to avoid any of the transactions contemplated by, or the validity of, this Agreement or any of the other Seller Transaction Documents or which have had or if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of such Seller to enter into or consummate the transactions contemplated by this Agreement or any other Seller Transaction Document.

3.4 Ownership of the Securities. Such Seller owns the Securities set forth next to his, her or its name in Section 2.1 of the Disclosure Schedule beneficially and of record, free and clear of any Encumbrance and such Seller does not own any other equity securities of the Company or rights to acquire any other equity securities of the Company. There are no options, warrants, purchase rights, or other contracts, commitments or agreements to which such Seller is a party that could require such Seller to sell, transfer or otherwise dispose of any of the Securities or that could affect the right of such Seller to convey the Securities owned by such Seller to Buyer at Closing, and such Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Securities owned by him, her or it to Buyer free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities Laws). Except as set forth in Section 3.4 of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Securities. Upon delivery at the Closing by such Seller to Buyer of the certificates for the Shares and instruments of transfer with respect to the Warrants, Buyer will acquire good, valid and marketable title to such Securities, free and clear of any Encumbrance (except for applicable securities Laws restrictions).

3.5 Brokers. Other than Paragon Capital Partners, LLC, whose fees shall be, if not a Transaction Expense identified pursuant to Section 6.10, paid by the Sellers' Representative on behalf of the Stockholders, there is no investment banker, broker, finder or other intermediary (other than the Escrow Agent) which has been retained by or is authorized to act on behalf of any Seller or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Seller Transaction Document.

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

         Each Principal Stockholder, jointly and severally, the Company and each Guarantor (severally and solely as to such Guarantor) hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date that, except as set forth in a correspondingly enumerated section of the Disclosure Schedule:

4.1 Organization and Good Standing. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate or other power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases, and to perform all of its obligations under each agreement to which it is a party or by which it or its assets are bound. The Company and each Retained Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction identified in
Section 4.1 of the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Power and Authorization. The Company and each Guarantor has all requisite right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party (collectively, the "Company Transaction Documents"), to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. All necessary corporate, stockholder and other legal action has been taken by the Company and each Guarantor to authorize the execution, delivery and performance by the Company and such Guarantor of this Agreement and all other Company Transaction Documents. This Agreement is, and each other Company Transaction Document, when duly executed and delivered at Closing by the Company and each Guarantor, will be, assuming due authorization, execution and delivery by the Sellers and Buyer, as the case may be, the legal, valid and binding obligations of the Company and such Guarantor, enforceable against it in accordance with their respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

4.3      No Conflicts.
---------------------

(a) The execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice, or both):

(i) contravene, conflict with, or result in a violation of (A) the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any Subsidiary, (B) any resolution adopted by the board of directors (or similar governing body), or equityholders of the Company or any Subsidiary or (C) any Laws or Governmental Authorizations binding upon or applicable to the Company or any Subsidiary, except, in the case of this clause (C), where such contravention, conflict or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) contravene, conflict with, result in a violation or breach of, or constitute a default or otherwise cause any loss of benefit under, any agreement or other obligation to which the Company or any Subsidiary is a party or by which they or any of their assets are bound, except where such contravention, conflict, violation, breach, default or loss would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or give to others any material rights (including rights of termination, foreclosure, cancellation, modification or acceleration), in or with respect to the Company or any Subsidiary or any of their respective assets; or

(iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to any assets owned or leased by the Company or any Subsidiary.

(b)      Except for the HSR Act with respect to the transactions hereunder,
         Section 4.3(b) of the Disclosure Schedule contains a complete and accurate list of each Consent of, or registration, notification, filing or declaration with, any Governmental Body, creditor, lessor or other Person required to be given or made by the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement and the other Company Transaction Documents. Except as set forth in Section 4.3(b) of the Disclosure Schedule, all such Consents, registrations, notifications, filings and declarations have been obtained or made or will be obtained or made before Closing without payment of any premium or penalty by, imposition of any restriction upon, or loss of benefit to, the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any request from any Governmental Body for information with respect to the transactions contemplated hereby.

4.4      Capitalization.

(a) The Company's authorized, issued and outstanding capital stock is fully and accurately described in Section 4.4(a) of the Disclosure Schedule. Except as described in Section 4.4(a) of the Disclosure Schedule, the Company has not granted to any Person any preemptive or other similar rights with respect to any of such capital stock and, other than the Warrants, there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of, any equity interests or other equity securities of the Company (including the Securities) or obligating the Company or any other Person to purchase or redeem any of such equity interests or other equity securities. The Shares (i) constitute all of the issued and outstanding shares of capital stock of the Company and other equity securities, (ii) have been duly authorized, (iii) are validly issued and outstanding, fully paid and nonassessable, and (iv) have been issued in compliance in all material respects with all applicable securities Laws and other Laws. The exercise price of the Warrants is $0.01 per share of Common Stock.

(b) The authorized, issued and outstanding capital stock and other equity securities of each Retained Subsidiary are fully and accurately described in
Section 4.4(b) of the Disclosure Schedule. All the outstanding capital stock and other equity securities of each Retained Subsidiary are owned of record and beneficially by the Company. No Person has any preemptive or other similar rights with respect to any such capital stock or other equity securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (whether written, oral, contingent or otherwise) relating to the issuance, voting, conversion, exchange, registration, sale or transfer of any capital stock or other securities of any Retained Subsidiary, or obligating the Company, any Retained Subsidiary, or any other Person to purchase or redeem any capital stock or other equity securities or to make capital contributions, advances or loans to or on behalf of any Retained Subsidiary except for such rights under the Stockholders' Agreement as have been waived. There are no offers, options, warrants, rights, agreements or commitments of any kind (whether written, oral, contingent or otherwise) obligating the Company or any Retained Subsidiary to purchase or redeem any capital stock or other equity securities of any KDM Subsidiary or to make any capital contribution, advance or loan to or on behalf of any KDM Subsidiary. All of the issued and outstanding shares of capital stock (or equivalent equity interests) of each Retained Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance in all material respects with applicable securities Laws and other Laws. Except as disclosed in Section 4.4(b) of the Disclosure Schedule, since July 1, 2004, the Company has not disposed of its interest in any entity (whether by sale of stock, all or substantially all assets, merger or similar transaction) of which the Company immediately prior to such disposition directly or indirectly had owned more than 50% of the voting stock or equivalent equity ownership interest or the assets and liabilities of which were consolidated in the Company's consolidated financial statements.

4.5      Compliance with Laws.

(a) The Company and each Retained Subsidiary is, and at all times since April 30, 2005 has been, in compliance with all applicable Laws and Governmental Authorizations, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Subsidiaries have, since July 1, 2004, received any written notice, order or other communication from any Governmental Body of any alleged, actual, or potential violation of, or failure to comply with, any Laws or Governmental Authorizations except where such violation or failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Retained Subsidiary is in compliance with all applicable Laws relating to escheat and unclaimed property, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 4.5(b) of the Disclosure Schedule contains a complete and accurate list of all material Governmental Authorizations required for the operation of the business of the Company and each Retained Subsidiary as currently conducted. Except as otherwise described in Section 4.5(b) of the Disclosure Schedule, each Governmental Authorization listed or required to be listed in Section 4.5(b) of the Disclosure Schedule is in full force and effect without any default or violation thereunder by the Company, any Retained Subsidiary or, to the Knowledge of the Principal Stockholders and the Company, by any other party thereto except for any such default or violation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as described in Section 4.5(b) of the Disclosure Schedule, no proceeding is pending or, to the Knowledge of the Principal Stockholders and the Company, threatened by any Person to revoke or deny the renewal of any Governmental Authorization set forth in Section 4.5(b) of the Disclosure Schedule, and neither the Company nor any Retained Subsidiary has been notified in writing that any such Governmental Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated by this Agreement or any other Transaction Document, any such Governmental Authorization may not be granted or renewed.

4.6      Litigation.

(a) Except as described in Section 4.6(a) of the Disclosure Schedule, since July 1, 2004, there have not been, nor are there currently pending, any claims, actions, suits or proceedings (arbitration or otherwise) before or by any Governmental Body: (i) that challenge any of the transactions contemplated by, or the validity of, this Agreement or any of the other Company Transaction Documents or which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the ability of the Company or any Guarantor to enter into or perform its obligations under this Agreement or any of the other Company Transaction Documents; or (ii) otherwise involving or affecting the Company or any Retained Subsidiary, their businesses or assets, or, to the Knowledge of the Principal Stockholders and the Company involving or affecting the respective directors, officers or equityholders, in their capacities as such, of the Company or any Subsidiary. Except as described in Section 4.6(a) of the Disclosure Schedule, no such claim, action, suit, proceeding or investigation is presently threatened or, to the Knowledge of the Principal Stockholders and the Company, is presently contemplated. There are no unsatisfied material judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their businesses, properties or assets.

(b) To the Knowledge of the Principal Stockholders and the Company, no Intellectual Property owned by or exclusively licensed to the Company or any of the Retained Subsidiaries is the subject of any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or any Retained Subsidiary or restricting the licensing thereof by the Company or any Retained Subsidiary to any Person. No Mark, Domain Registration, Copyright, Patent, or Software owned by or exclusively licensed to the Company or any Retained Subsidiary has been infringed or challenged or threatened in any respect that would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No Mark or Patent owned by or exclusively licensed to the Company or any Retained Subsidiary is currently involved in any material interference, reissue, re-examination, opposition, invalidation or cancellation proceeding that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, to the Knowledge of the Principal Stockholders and the Company, no such proceeding is threatened.

(c) Neither the Company nor any Subsidiary has, since July 1, 2004, been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. Since July 1, 2004, there have not been any inspections of any of the facilities of the Company or any Subsidiary by representatives of the Occupational Safety and Health Administration or any other Governmental Body vested with authority to enforce any Law establishing standards of workplace safety. Since July 1, 2004, neither the Company nor any Subsidiary has been notified in writing of any complaint or charge filed by any employee or employee representative with any such Governmental Body which alleges that the Company or any Subsidiary has violated in any material respect OSHA or any other Law establishing standards of workplace safety. Neither the Company nor any Subsidiary maintains any condition, process, practice or procedure at any of their respective facilities that in any respect violates OSHA or any other Law establishing standards of workplace safety except for such violations that will not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) There are not currently, and since July 1, 2004 there have not been, any proceedings, claims or suits pending or, to the Knowledge of the Principal Stockholders and the Company, threatened by any Governmental Body or by any participant or beneficiary against any of the Employee Benefit Plans (other than routine benefit claims), the assets of any of the trusts under such Employee Benefit Plans or against the sponsor or the administrator or any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans. 4.7 Financial Statements.

(a)      Section 4.7(a) of the Disclosure Schedule includes:

(i) the consolidated balance sheets of the Company and the Subsidiaries as of April 30, 2005 and 2004 (the "Audited Consolidated Balance Sheet") and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years then ended, together with the notes thereto and the report thereon of the Auditors (the "Audited Consolidated Financial Statements");

(ii) the consolidated unaudited balance sheet of the Company and the Subsidiaries as of January 31, 2006 (the "Interim Consolidated Balance Sheet") and the related consolidated statements of earnings and cash flows for the nine-month period then ended (the "Interim Consolidated Financial Statements");

(iii) the combined balance sheet of the Retained Subsidiaries as of April 30, 2005 (the "Audited Combined Balance Sheet") and the related combined statement of earnings, stockholder's equity and cash flows for the year then ended, together with the notes thereto and the report thereon of the Auditors (the "Audited Combined Financial Statements"); and

(iv) the combined unaudited balance sheet of the Company and the Retained Subsidiaries as of January 31, 2006 (the "Interim Combined Balance Sheet") and the related combined statements of earnings and cash flows for the nine-month period then ended (the "Interim Combined Financial Statements").

(b) The Audited Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries at of the respective dates thereof, and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the years therein referred to, all in accordance with GAAP consistently applied, except as otherwise stated therein or in the notes thereto.

(c) The Interim Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries at the date thereof, and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the year therein referred to, all in accordance with GAAP consistently applied, except as otherwise stated therein or in the notes thereto (subject to normal year-end adjustments, none of which will be material in amount or effect and the absence of footnotes).

(d) The Audited Combined Financial Statements present fairly, in all material respects, the combined financial position of the Retained Subsidiaries as of the date thereof, and the combined results of operations and cash flows of the Retained Subsidiaries for the year therein referred to, all in accordance with GAAP consistently applied, except as otherwise stated therein or in the notes thereto.

(e) The Interim Combined Financial Statements present fairly, in all material respects, the combined financial position of the Retained Subsidiaries at the date thereof, and the combined results of operations and cash flows of the Retained Subsidiaries for the period therein referred to, all in accordance with GAAP consistently applied, except as otherwise stated therein or in the notes thereto (subject to normal year-end adjustments, none of which will be material in amount or effect, and the absence of footnotes).

(f) At April 30, 2005, after giving pro forma effect to the Distribution and to the adjustments set forth on the Section 4.7(f) of the Disclosure Schedule, the Audited Combined Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Retained Subsidiaries as of April 30, 2005, and the consolidated results of operations and cash flows of the Company and the Retained Subsidiaries for the year ended April 30, 2005.

(g) At January 31, 2006, after giving pro forma effect to the Distribution and to the adjustments set forth on the Section 4.7(g) of the Disclosure Schedule, the Interim Combined Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Retained Subsidiaries as of January 31, 2006, and the consolidated results of operations and cash flows of the Company and the Retained Subsidiaries for the year ended January 31, 2006.

(h) At the date of this Agreement, neither the Company nor any of the Retained Subsidiaries has any material liabilities or obligations of any nature, other than (i) as set forth on Section 4.7(h) of the Disclosure Schedule, (ii) as disclosed, reflected or reserved against on the Audited Combined Balance Sheet or the notes thereto, (iii) current liabilities incurred by the Company and the Retained Subsidiaries since the date of the Audited Combined Balance Sheet in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not required under GAAP to be disclosed, reflected or reserved against on the Audited Combined Balance Sheet or the notes thereto, (v) liabilities or obligations arising under the Transaction Documents, (vi) the Completion Bonus Agreement, and (vii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) At the Closing, neither the Company nor any of the Retained Subsidiaries will have any material liabilities or obligations of any nature, other than (i) as set forth on Section 4.7(i) of the Disclosure Schedule, (ii) as disclosed, reflected or reserved against on the Audited Combined Balance Sheet or the notes thereto, (iii) current liabilities incurred by the Company and the Retained Subsidiaries since the date of the Audited Combined Balance Sheet in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not required under GAAP to be disclosed, reflected or reserved against on the Audited Combined Balance Sheet, (v) liabilities or obligations arising under the Transaction Documents,
         (vi) the Completion Bonus Agreement, and (vii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions engaged in by the Company or any of its Subsidiaries are executed in material compliance with the general or specific authorizations of management of the Company and its Subsidiaries, (ii) access to assets of the Company and its Subsidiaries is permitted only in accordance with the general or specific authorizations of management of the Company and its Subsidiaries, and (iii) all intercompany transactions, charges and expenses among or between the Company, any of its Subsidiaries, any Seller and/or their respective Affiliates are accurately reflected at fair arms' length value on the books and records of the Company and its Subsidiaries.

4.8 Accounts Receivable. All accounts receivable of the Company and each Retained Subsidiary reflected on the Interim Combined Balance Sheet and, at the Closing Date, in the accounting records of the Company (collectively, the "Accounts Receivable"), represent or will represent, as the case may be, valid obligations from sales made in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Interim Combined Balance Sheet or in the accounting records of the Company as of the end of the month immediately preceding the Closing Date, as the case may be (which reserves are or will be as of the Closing Date adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Combined Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

4.9 Inventory. All inventory of the Company and the Retained Subsidiaries, whether or not reflected in the Interim Combined Balance Sheet or in the accounting records of the Company as of the end of the month immediately preceding the Closing Date, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Combined Balance Sheet or in the accounting records of the Company as of the end of the month immediately preceding the Closing Date, as the case may be; provided, however, that sales of inventory of the Company and the Retained Subsidiaries to discount retailers at or above cost shall be considered to be in the ordinary course of business. The values of all inventories of the Company and the Retained Subsidiaries have been determined in accordance with the customary valuation policy of the Company (which is the lower of cost or fair market value thereof).

4.10 Absence of Certain Changes and Events. Except for the Distribution, since the date of the Audited Combined Balance Sheet, the Company and the Retained Subsidiaries have in all material respects conducted their businesses only in the usual and ordinary course of business consistent with past practice and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been any:

(i) event, condition, occurrence, contingency or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) declaration, setting aside or payment of any dividends or other distributions or payments in respect of any shares of capital stock of the Company or any Retained Subsidiary, or any repurchase, redemption or other acquisition by the Company or any Retained Subsidiary of any of such shares of capital stock or other securities of the Company or any Retained Subsidiary;

(iii) amendment of any term of any outstanding security of the Company or any Retained Subsidiary;

(iv) incurrence, assumption or guarantee by the Company or any Retained Subsidiary of any indebtedness for borrowed money, other than the incurrence of indebtedness under the Line of Credit in the ordinary course of business consistent with past practice;

(v) making of any material loan, advance or capital contribution to or investment in any Person by the Company or any Retained Subsidiary, other than (A) loans, advances or capital contributions between or among the Company and its Subsidiaries, (B) travel and similar advances to employees, (C) advances and extended payment terms to suppliers, and
         (D) extended payment terms to customers, in each case in the ordinary course of business consistent with past practice;

(vi) change in the independent accountants of the Company, any KDM Subsidiary or any Retained Subsidiary or in any material financial or Tax accounting methods, principles or practices followed by the Company, any KDM Subsidiary or any Retained Subsidiary (except for any such change required by reason of a change in GAAP or applicable Tax law);

 (vii)   (A) adoption,  amendment or modification of an Employee  Benefit
          Plan with any director, officer, employee or independent contractor of the Company or any Retained Subsidiary (or any amendment to any such existing agreement), (B) grant of any material severance or termination pay to any director, officer, employee or independent contractor of the Company or any Retained Subsidiary, (C) increase in the compensation of, or payment of any bonus to, any director, officer, employee or independent contractor of the Company or any Retained Subsidiary, or (D) change with respect to the compensation or other benefits payable to any director, officer, employee or independent contractor of the Company or any Retained Subsidiary except, in the case of clauses (C) and (D), in the ordinary course of business consistent with past practice with respect to any employee (excluding any officers) of the Company or any Retained Subsidiary;

(viii) material damage, destruction or loss to any material asset or property of the Company or any Retained Subsidiary, other than damage that has been repaired, damaged assets that have been replaced or damage for the repair of which insurance proceeds have been received;

(ix) sale (other than sales of inventory and customer list rentals and exchanges in the ordinary course of business consistent with past practice), assignment, transfer, hypothecation, conveyance, lease, or other disposition of any material asset or property of the Company or any Retained Subsidiary or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company or any Retained Subsidiary (except for Permitted Encumbrances);

(x) incurrence or repayment of any liability or obligation (whether absolute, accrued, contingent or otherwise) to any Related Party or, other than in respect of current liabilities incurred in the ordinary course of business, any incurrence or repayment of any material liability or material obligation to any other Person or any discharge or satisfaction of any material Encumbrance other than in the ordinary course of business consistent with past practice;

(xi) failure to pay when due any material liabilities, except with respect to any such liabilities being contested in good faith by the Company or any Retained Subsidiary and which are identified in Section 4.10 of the Disclosure Schedule;

(xii) cancellation, discharge or satisfaction of any material debts or material claims to the Company or any Retained Subsidiary or any amendment, termination, or waiver of any material rights of value to the Company or any Retained Subsidiary;

(xiii) write down or write off of the value of any material asset of the Company or any Retained Subsidiary, except for write downs and write offs of accounts receivable and inventory in the ordinary course of business consistent with past practice;

(xiv) failure to pay any material amount of accounts payable or collect any material amount of accounts receivable other than in the ordinary course consistent with past practice;

(xv) material change in the business or operations of the Company or any Retained Subsidiary or in the manner of conducting the same or entry by the Company or any Retained Subsidiary into any material transaction (other than the transactions contemplated hereby), other than in the ordinary course of business consistent with past practice; or

(xvi) agreement, whether or not in writing, to do any of the foregoing by the Company or any Subsidiary.

4.11 Product Recalls. Since July 1, 2004 there has not been, nor is there currently under consideration by the Company or any Retained Subsidiary, any recall or withdrawal by or on behalf of the Company or any Retained Subsidiary of any products manufactured, produced, distributed or sold by or, to the Knowledge of the Principal Stockholders and the Company, on behalf of the Company or any Retained Subsidiary or, to the Knowledge of the Principal Stockholders and the Company, any recall by or on behalf of an entity as a result of any alleged defect in any product supplied by the Company or any Retained Subsidiary.

4.12 Real Property. Section 4.12 of the Disclosure Schedule describes each interest in real property leased or otherwise occupied by the Company or any Retained Subsidiary, including the location thereof and the lessor of any such leased property (the "Leased Property") and each lease relating to any Leased

Property, including any amendments or supplements thereto. Neither the Company nor any Retained Subsidiary owns any Real Property. Each of the Company and the Retained Subsidiaries owns all right, title and interest in all leasehold estates and occupancy or use rights granted by the leases and other agreements required to be listed in Section 4.12 of the Disclosure Schedule, in each case free and clear of all Encumbrances except for Permitted Encumbrances. To the Knowledge of the Principal Stockholders and the Company, each of the buildings and structures to the extent of the premises owned or leased by the Company or any Retained Subsidiary are in good operating order, and each has adequate rights of ingress and egress and utilities for the operation in the ordinary course of business consistent with past practice. No such building or structure, or any appurtenance thereto or equipment therein or the operation or maintenance thereof, violates in any material respect any restrictive covenant or other applicable agreement to which the Company or either of the Retained Subsidiaries is a party. With respect to any real property leased by the Company or any Retained Subsidiary, no event or condition exists that, with or without the passage of time or the giving of notice, or both, would constitute a default or breach by the Company or any Retained Subsidiary pursuant to any lease agreement governing such property, except for such defaults or breaches that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Principal Stockholders and the Company, each landlord under each such lease agreement has complied with its material obligations thereunder. Since July 1, 2004, no damage or destruction has occurred and no condemnation proceeding is pending or, to the Knowledge of the Principal Stockholders and the Company, threatened with respect to any real property identified in Section 4.12 of the Disclosure Schedule.

4.13     Personal Property; Bank Accounts.

(a) Except as described in Section 4.13 of the Disclosure Schedule: (i) the Company and each Retained Subsidiary have good and valid title to, or enforceable leasehold interests in, all of their material properties and assets used in the conduct of their respective businesses free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) all material properties and assets owned or leased by the Company or any Retained Subsidiary are in the possession or under the control of the Company or such Retained Subsidiary and are in good condition and repair, ordinary wear and tear excepted.

(b) Section 4.13 of the Disclosure Schedule contains a complete and accurate list of each bank, checking, money market, investment or similar account (each, a "Company Account") owned by or used for the business and operations of the Company and the Retained Subsidiaries and each individual authorized to have access to and make transactions under each Company Account.

4.14     Material Contracts.

(a) Except as expressly provided by this Agreement or the other Transaction Documents or as described in a correspondingly enumerated section of
         Section 4.14 of the Disclosure Schedule, neither the Company nor any Retained Subsidiary is a party to or is bound by any:

(i) agreement, indenture or other instrument relating to indebtedness for money borrowed or capital leases (excluding capital leases providing for annual payments of less than $75,000) or any guarantee, pledge, surety, indemnification or similar undertaking in respect of any indebtedness, liability or other obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice);

(ii) Encumbrance of any nature (other than Permitted Encumbrances) relating to or affecting any of the assets or properties of the Company or any Retained Subsidiary;

(iii) contract, agreement, commitment, undertaking or arrangement relating to a single capital expenditure of greater than $40,000 or any number of such agreements, contracts or commitments relating to capital expenditures of greater than $125,000 in the aggregate;

(iv) loan or advance to, or investment in, any Person (other than loans, advances and investments by or among the Company and the Retained Subsidiaries) in any case in an amount in excess of $25,000, or $150,000 in the aggregate for all such loans, advances and investments or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel and similar advances to employees in the ordinary course of business consistent with past practice;

(v) management service, sales agency, sales representative, distributorship or any other similar contract, in each case under which the amount of payments required to be made thereunder in any fiscal year is greater than $50,000;

(vi)      non-competition, non-solicitation or exclusive dealing agreements or other agreements or arrangements that restrict or limit or purport to restrict or limit in any respect the ability of the Company or any Retained Subsidiaries, or, to the Knowledge of the Company and the Principal Stockholders, any officer, employee or independent contractor of the Company or any Retained Subsidiaries, to solicit customers, potential employees or the manner in which, or the localities in which, all or any portion of the business of the Company and the Retained Subsidiaries is or may be conducted, including, without limitation, any contract, agreement or commitment limiting the freedom of the Company or any of the Retained Subsidiaries to engage in any line of business or compete with any Person;

(vii) contract, agreement, purchase order or other commitment involving the performance of services or delivery of goods or materials (other than inventory purchased or sold in the ordinary course of business) by or to the Company or any Retained Subsidiary (A) outside the continental United States or Canada or (B) pursuant to an agreement that provides for sales of an aggregate amount in excess of $50,000 and which is not terminable by the Company or such Retained Subsidiary without payment of penalty or premium on not more than sixty days notice;

(viii) contract, agreement, commitment, undertaking or arrangement providing for payments to or by any Person in excess of $25,000 in any fiscal year, and which payment obligation is based on sales, revenue, purchase volumes or profits, other than payments for goods;

(ix) contract, agreement, commitment, undertaking or arrangement, pursuant to which payments would be due in the performance thereof in excess of $50,000 per year, containing a "change of control" or anti-assignment provisions that would be triggered by the transactions contemplated by this Agreement and the other Transaction Documents;

(x) contract, agreement, commitment, undertaking or arrangement between or among the Company and/or any Retained Subsidiary, on the one hand, and any KDM Subsidiary, on the other hand;

(xi)     joint venture or partnership agreement or arrangement; or

(xii) other contract, agreement, commitment, undertaking or arrangement which is material to the business, operations, results of operations, assets, or financial condition of the Company and its Retained Subsidiaries, taken as a whole.

(b) The Company and each Subsidiary have furnished to Buyer true and complete copies of each agreement, lease, plan and other document required to be disclosed in Sections 4.12 and 4.14 of the Disclosure Schedule, including any amendments and supplements thereto. All of the contracts, agreements, commitments, undertakings, arrangements and similar items required to be disclosed in Sections 4.12 and 4.14 of the Disclosure Schedule are referred to herein collectively as the "Material Contracts."

(c) Each Material Contract is a legal, valid and binding obligation of, and enforceable against, the Company and/or the Retained Subsidiaries and, to the Knowledge of the Principal Stockholders and the Company, the other parties thereto, and is in full force and effect and enforceable in accordance with its terms, except in each case as enforceability of such Material Contracts may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no default or breach or written claim of default or breach by any party under, or dispute in writing regarding the material terms of, any such Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Material Contract or would permit termination, modification or acceleration of any such Material Contract or constitute a similar event permitting the termination of the Company's or any Retained Subsidiary's rights under any such Material Contract.

4.15 Insurance. Section 4.15 of the Disclosure Schedule contains a true and complete list of each policy and binder of insurance (including property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Company or any Retained Subsidiary, in each case identifying: (i) the respective issuers and expiration dates thereof; (ii) all deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are "claims made" or "occurrences" policies; (iv) all self-insurance programs or arrangements; and (v) any retrospective premium adjustments of which the Principal Stockholders or the Company have Knowledge. Neither the Company nor any Retained Subsidiary is in material default under any such insurance policy. All premiums due have been paid on such insurance policies. Except as described in Section 4.15 of the Disclosure Schedule, neither the Company nor any Retained Subsidiary has received (i) any written notice of cancellation of any policy or binder of insurance required to be identified in Section 4.15 of the Disclosure Schedule or any written notice with respect to any refusal of coverage thereunder; or (ii) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated in any material respect.

4.16     Intellectual Property.

(a) Section 4.16(a)(I) of the Disclosure Schedule contains a true and complete list of each (i) fictitious business name, trade name, registered and unregistered trademark, service mark and related application ("Marks"), (ii) patent application and issued patent material to the conduct of the business of the Company and any Retained Subsidiary, taken as a whole, in the manner conducted immediately prior to the Closing Date (collectively, "Patents"), (iii) issued and pending copyright registration in published and material unpublished works of authorship including Software works ("Copyrights"), (iv) Internet domain name registration and related application (collectively "Domain Registrations"), in each case, owned by or exclusively licensed to the Company or any Retained Subsidiary. Except as otherwise described in Section 4.16(a) of the Disclosure Schedule, (A) the Company and the Retained Subsidiaries are the sole owners of, or have exclusive, legally enforceable rights to use without consideration, all Intellectual Property (excluding the Marks set forth on Section 4.16(a)(II) of the Disclosure Schedule) owned by the Company or any Retained Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances); (B) neither the Company nor any Retained Subsidiary has granted or licensed to any Person (other than the Company or any Retained Subsidiary) any rights with respect to any Intellectual Property; (C) no other Person has any rights in or to any of the Intellectual Property owned by the Company or any Retained Subsidiary; (D) the rights of the Company and its Retained Subsidiaries in and to any of such Intellectual Property (excluding the Marks set forth on Section 4.16(a)(II) of the Disclosure Schedule) owned by or licensed to the Company and its Retained Subsidiaries will not be limited or otherwise affected in any material respect by reason of any of the transactions contemplated by this Agreement or any of the other Transaction Documents; and (E) the Intellectual Property includes all such proprietary rights necessary for the conduct of the respective businesses of the Company and the Retained Subsidiaries after the Closing in the same manner as such businesses were conducted before the Closing.

(b) All Persons that are not employees of the Company or any Retained Subsidiary who are involved with the creation, design, or development of any Copyrights of the Company or any Retained Subsidiary have (a) entered into written agreements assigning to the Company or a Retained Subsidiary all rights to original works of authorship contained therein or, alternatively, designating such as "work made for hire" and/or (b) granted a perpetual, royalty-free license to Company and/or any of the Retained Subsidiaries permitting the Company and/or any of the Retained Subsidiaries to use any works created, designed, or developed by such Persons for the Company and/or any of the Retained Subsidiaries.

(c) The list of Marks set forth in Section 4.16(a) of the Disclosure Schedule sets forth: (i) the name of the owner of such Mark; (ii) the jurisdictions by or in which such Mark has been issued or registered or in which an application for such issuance or registration has been filed, and (iii) the registration and application numbers of such Mark. The list of Copyrights set forth in Section 4.16(a) of the Disclosure Schedule sets forth: (i) the name of the author and copyright claimant of such Copyright; and (ii) the registration numbers of such Copyright. The list of Patents set forth in Section 4.16(a) of the Disclosure Schedule sets forth the name of each jurisdiction in which such Patents have been granted and applied for and all application numbers. The list of Domain Registrations set forth in Section 4.16(a) of the Disclosure Schedule sets forth the domain name, registered owner, date of registration and registrar of such Domain Registrations. Except as otherwise set forth in Section 4.16 of the Disclosure Schedule, the Company and each Retained Subsidiary have taken all reasonable precautions to preserve and protect the secrecy, confidentiality and value of their Trade Secrets and to protect the value of its Marks, Patents, Copyrights and Domain Registrations. The Personally Identifiable Data contains, in all material respects, a true, correct and complete list of all the customers who have actually purchased merchandise from the Company or any of the Retained Subsidiaries since January 1, 2004.

(d) To the Knowledge of the Principal Stockholders and the Company, the operations of the Company and each Retained Subsidiary, as currently conducted, including the sale by the Company or any Retained Subsidiary of products manufactured by Persons other than the Company or the Retained Subsidiaries, do not infringe in any material respect any trademark, copyright, patent or other proprietary right of any Person.

4.17 Suppliers. Section 4.17 of the Disclosure Schedule provides a complete and accurate list of the names of the 20 suppliers and vendors (other than for professional services) from whom the Company and the Retained Subsidiaries made the most purchases (in terms of dollar amounts and determined on a consolidated basis) during the nine-month period ended January 31, 2006 and a good faith approximation of the aggregate expenditures attributable to each in such period.

Except as disclosed in Section 4.17 of the Disclosure Schedule, no vendor or supplier (other than for professional services) that accounted for more than of 5% of the purchases of the Company and the Retained Subsidiaries (determined on a consolidated basis) during the nine-month period ended January 31, 2006 has terminated or materially reduced, or has given written notice to the Company or any Retained Subsidiary that it intends to terminate or materially reduce, the amount of business done with the Company or any Retained Subsidiary. The Principal Stockholders do not currently have any Knowledge of any such intention on the part of any such supplier or vendor (other than for professional services), whether or not in connection with or as a result of, the transactions contemplated by this Agreement or any other Transaction Document.

4.18     Labor Matters.

(a) Except as described in Section 4.18(a) of the Disclosure Schedule: (i) no application or petition for certification of a collective bargaining agent is currently pending, and no union or bargaining representative is currently certified as a representative of the employees of the Company or any Retained Subsidiary; (ii) since July 1, 2004, neither the Company nor any Retained Subsidiary has been the subject of a representation campaign to organize any group of the Company's or such Retained Subsidiary's employees; and (iii) since July 1, 2004, there has not been and there is not currently pending any material labor arbitration or proceeding relating to the grievance of any employee of the Company or the Retained Subsidiaries, any application, charge or complaint filed by any such employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at any facility of the Company or any Retained Subsidiary, any lockout of any such employees, or any other labor related controversy materially affecting the operations, assets, results of operations, financial condition or business of the Company or any Retained Subsidiary. Except for the terms of the real property leases to which the Company or any of the Retained Subsidiaries is currently a party, no agreement to which the Company or any of the Retained Subsidiaries is a party restricts in any material respect the Company or any Retained Subsidiary from relocating, closing or terminating any of their operations or facilities or any portion thereof.

(b) Section 4.18(b) of the Disclosure Schedule contains true and correct copies of each OSHA Form No. 300 and each OSHA Form No. 300A completed and maintained by the Company or any Retained Subsidiary at each of its work establishments since July 1, 2004.

(c) During the last 90 days prior to the date hereof, neither the Company nor any Retained Subsidiary has (i) effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Retained Subsidiary; (ii) effectuated a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or facility of the Company or any Retained Subsidiary; or (iii) except as set forth in Section 4.18(c) of the Disclosure Schedule, terminated or announced the termination of the employment of more than a total of 20 employees (other than "seasonal workers," as defined by the WARN Act, terminated in the ordinary course of business).

(d) Except as set forth in Section 4.18(d) of the Disclosure Schedule, each of the Company and the Retained Subsidiaries is in compliance with all laws pertaining to the hiring, employment and termination of the employment of employees, labor relations, equal employment opportunities, fair employment practices, terms and conditions of employment, hours of work and payment of wages or compensation, granting of leaves of absence, and other similar employment activities, except for such failure to be in compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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
(e) Each of the Company and the Retained Subsidiaries is in compliance with all workers' compensation laws, except for such failure to be in compliance that would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. All pending claims against the Company or either Retained Subsidiary under workers' compensation laws are set forth in Section 4.18(e) of the Disclosure Schedule.

4.19     Employee Benefits.

(a) Section 4.19(a) of the Disclosure Schedule contains a complete and correct list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, change in control, retention, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program, arrangement or agreement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by the Sellers or the Company or any ERISA Affiliate (as defined below) for the benefit of present or former officers, directors, employees or independent contractors of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate could have liability, including, but not limited to, any individual contract, offer letter or agreement with or addressed to any officer, director, employee or independent contractor of the Company or any Retained Subsidiary pursuant to which any Person has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services (collectively, the "Employee Benefit Plans"). Except as described in Section 4.19(a) of the Disclosure Schedule, the Company has delivered or made available to Buyer, with respect to all such Employee Benefit Plans, true, complete and correct copies of the following: all plan documents and handbooks; the most recent summary plan descriptions and any subsequent summaries of material modifications; Forms series 5500 as filed with the United States Department of Labor ("DOL") since July 1, 2004; all trust agreements with respect to Employee Benefit Plans; plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent IRS determination letter for all plans qualified under Section 401(a) of the Code. As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(b) Except as described in Section 4.19(b) of the Disclosure Schedule, each Employee Benefit Plan has been administered in compliance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

(c) The Company has made, or will make within the prescribed time periods under the applicable Employee Benefit Plan, full payment of all amounts it is required under the terms of each Employee Benefit Plan, to have contributed thereto before the Closing Date for all periods through the Closing Date, and, with respect to payments not yet due, proper accruals for such contributions have been made and are reflected in the Audited Consolidated Balance Sheet in the accounting records of the Company as of the end of the month immediately preceding the Closing Date.

(d) Each Employee Benefit Plan which is an "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) and which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been issued a favorable determination letter from the IRS, and to the Knowledge of the Principal Stockholders and the Company, there has been no act or condition that would reasonably be expected to result in the loss of tax-qualified status of such Employee Pension Benefit Plan or the loss of exemption from federal income tax under Section 501(a) of the Code of any trust created pursuant to any such Employee Pension Benefit Plan.

(e) Neither the Company nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 3(37) of ERISA) or to a "Defined Benefit Plan" (as such term is defined by Section 3(35) of ERISA). Neither the Company nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan or a Defined Benefit Plan or any liability under Title IV of ERISA.

(f) With respect to each Employee Benefit Plan, no material unsatisfied liabilities to participants, the IRS, the DOL, the Pension Benefit Guaranty Corporation or to any other Person have been incurred as a result of the cessation of contributions under, the transfer of sponsorship of, or the termination of any Employee Benefit Plan.

(g) Except as described in Section 4.19(g) of the Disclosure Schedule, (i) neither the Company nor any ERISA Affiliate maintains any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment, other than benefits that are required to be provided pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state continuation coverage rights, (ii) no Employee Benefit Plan is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA and (iii) neither the Company nor any Retained Subsidiary has received any services from an individual whom it treated as an independent contractor or leased employee, but who has been determined by any Governmental Body to be a common law employee for purposes of any Employee Benefit Plan.

(h) Except as set forth in Section 4.19(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, alone or together with any other event: (i) entitle any Person to severance pay, unemployment compensation or termination benefits or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of compensation due to any Person, (iii) obligate the Company or any Retained Subsidiary to pay or otherwise be liable for any compensation or other benefits to any Person for any periods before the Closing Date or (iv) result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, the Company or any Retained Subsidiary.

4.20 Directors, Officers and Employees. Section 4.20 of the Disclosure Schedule sets forth the following information for each director, officer and employee of the Company and each Retained Subsidiary and for each consultant, agent and independent contractor regularly retained, whose aggregate compensation for the last fiscal year ended exceeded $50,000 or whose current aggregate annual rate of compensation exceeds such amount (including each such Person on leave or layoff status): (i) employer and location of employment; (ii) name and job title; (iii) current annual rate of compensation (identifying bonuses separately) and any change in compensation since April 30, 2005; (iv) vacation accrued; and (v) service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans.

4.21     Affiliate Agreements.

(a) Except as described in Section 4.21(a) of the Disclosure Schedule, since July 1, 2004, except as set forth in Section 4.19(a) of the Disclosure Schedule, there have not been and there are not currently in effect any written agreements or arrangements by and between the Company and any Retained Subsidiary, on the one hand, and any Related Party or KDM Subsidiary, on the other hand. Except as described in Section 4.21(a) of the Disclosure Schedule, no Related Party or any KDM Subsidiary has (i) any ownership or leasehold interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or any Retained Subsidiary, other than the ownership interest of the Sellers in the Securities or (ii) any claim against the Company or any Retained Subsidiary (other than claims arising out of or related to the employment by the Company or any Retained Subsidiary of such Related Party).

(b) No amount of indebtedness is owed to the Company or any Retained Subsidiary by any Related Party or KDM Subsidiary. No Seller has any right to receive any dividends, distributions or other payments with respect to any capital stock or indebtedness of the Company or any Retained Subsidiary, whether as a result of the transactions contemplated hereby or otherwise, other than each Seller's respective right to receive such Seller's portion of the Aggregate Cash Proceeds and the Final Closing Adjustment, if any.

4.22 Environmental Matters. Except as described in Section 4.22(a) of the Disclosure Schedule:


(a) The Company, the Subsidiaries, and all of their respective operations and properties, are in compliance in all material respects with all applicable Environmental Laws, the Company and its Subsidiaries possess all Governmental Authorizations required under applicable Environmental Laws and all such Governmental Authorizations are in full force and effect;

(b) Neither the Company nor any of the Subsidiaries has received any written claim, complaint, demand, notice of violation, notice of potential liability or request for information, and, to the Knowledge of the Company, there is no suit, action, proceeding or investigation pending, regarding any violation or alleged violation by the Company or any of the Subsidiaries of, or potential liability of the Company or any of the Subsidiaries under, any Environmental Law;

(c) Neither the Company nor any of its Subsidiaries is subject to any liability under any Environmental Law except for liabilities that would not reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect;

(d) There has been no Release or threat of Release of Hazardous Materials at, on, in under or from any properties or facilities currently or formerly owned, operated or leased by the Company, any of the Subsidiaries or any of their respective predecessors in interest which could reasonably be expected to result in any material liability of the Company or any of the Subsidiaries under any Environmental Law;

(e) No Hazardous Materials generated by the Company or any of the Subsidiaries or in connection with any of their respective operations, properties or facilities, or the operations, properties or facilities of any of their respective predecessors in interest, have been disposed of or transported for disposal or treatment to any location that could reasonably be expected to give rise to material liability of the Company or any of its Subsidiaries under any Environmental Law;

(f) Neither the Company nor any of the Subsidiaries is currently financing or conducting any investigation, response or corrective action at any location pursuant to any Environmental Law, nor are the Company or any of the Subsidiaries the subject of, or party to, any decree, order or agreement which could reasonably be expected to result in material liability of the Company or any of the Subsidiaries under any Environmental Law:

(g) To the Knowledge of the Company, there are no above-ground or underground storage tanks or related piping, other than tanks for the storage of edible food products described in Section 4.22 of the Disclosure Schedule, or asbestos or asbestos-containing materials at any property or facility currently owned or leased by the Company or any of the Subsidiaries;

(h) The Company and each of the Subsidiaries has provided to Buyer all written assessments, audits, reports and other information in its possession or under its control relating to (i) environmental conditions at any property or facility now or previously owned, operated, leased or used by the Company, any of the Subsidiaries or any of their respective predecessors in interest and (ii) the actual or potential compliance by the Company and the Subsidiaries with, and the actual or potential liability of the Company or any of the Subsidiaries under, any Environmental Law.

(i) Neither the Company nor any of its current or former Subsidiaries nor any of the respective predecessors in interest of the Company or any of its current or former Subsidiaries have ever owned any of the FM Properties.

4.23 Books and Records. True, complete and correct copies of the certificates or articles of incorporation and bylaws of the Company and each Subsidiary (or other comparable organizational documents) have been delivered to Buyer, and such documents, in the form delivered to Buyer, are in full force and effect. The stock records of the Company and each Retained Subsidiary fairly and accurately reflect the record ownership of all of their outstanding shares of capital stock and other equity securities of the Company and its Subsidiaries. The minute books of the Company and each Retained Subsidiary contain complete and accurate records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the boards of directors and each committee of the boards of directors of the Company and the Retained Subsidiaries. Copies of such minute books and stock records have been made available to Buyer, and such records are complete and accurate in all material respects.

4.24 Brokers. Other than Paragon Capital Partners, LLC, whose fees shall be, if not a Transaction Expense, paid by Sellers' Representative on behalf of the Stockholders, there is no investment banker, broker, finder or other intermediary (other than Escrow Agent) which has been retained by or is authorized to act on behalf of the Company or any Subsidiary that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

4.25 Condition and Sufficiency of Assets. To the Knowledge of the Principal Stockholders and the Company, the buildings, plants, structures and equipment owned or leased by the Company and the Retained Subsidiaries are adequate for the uses to which they are being put. The buildings, plants, structures and equipment owned or leased by the Company and the Retained Subsidiaries are sufficient, subject to routine maintenance in the ordinary course of business and future ordinary wear and tear from operations, for the continued conduct of the business of the Company and the Retained Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

         Buyer hereby represents and warrants to each Seller as of the date of this Agreement and as of the Closing Date that:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party (collectively, the "Buyer Transaction Documents").

5.2 Power and Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. All necessary corporate, stockholder and other legal action has been taken by Buyer to authorize the execution, delivery and performance by it of this Agreement and each other Buyer Transaction Document, and the consummation of the transactions contemplated hereby and thereby. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document. This Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer will be, the legal, valid and binding obligation of Buyer enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

5.3      No Conflicts.
---------------------

(a) The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (with or without the passage of time or the giving of notice, or both):

(i) contravene, conflict with, or result in a violation of (A) the certificate of incorporation or bylaws of Buyer, (B) any resolution adopted by the board of directors or equityholders of Buyer or (C) any Laws or Governmental Authorizations binding upon or applicable to Buyer, except, in the case of this clause (C), where such contravention, conflict or violation would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into or consummate the transactions contemplated by this Agreement or any other Buyer Transaction Document (a "Buyer Material Adverse Effect"); or

(ii) contravene, conflict with, result in a violation or breach of, or constitute a default under, any agreement or other obligation to which Buyer is a party or by which it or any of its assets are bound, or give to others any material rights (including rights of termination, foreclosure, cancellation, modification or acceleration) in or with respect thereto, except where such contravention, conflict, violation, breach, default, loss, termination, foreclosure, cancellation, modification or acceleration would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into or consummate the transactions contemplated by this Agreement or any other Buyer Transaction Document.

(b) Except for the HSR Act, with respect to the transactions hereunder, no other material Consents of, or material registrations, material notifications, material filings or material declarations with, any Governmental Body, creditor, lessor or other Person are required to be given or made in connection with the execution, delivery and performance by Buyer of this Agreement or any other Buyer Transaction Document.

(c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other Buyer Transaction Documents or which have had or, if adversely determined, would reasonably be expected to have, a material adverse effect upon the ability of Buyer to enter into or consummate the transactions contemplated by this Agreement or any of Buyer Transaction Documents.

5.4 Acquisition of Securities for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Securities. Buyer confirms that the Company and the Sellers have made available to Buyer adequate opportunity to ask questions of and receive answers from the officers, management and employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, as further described in
Section 5.7(a) hereof. Buyer is acquiring the Securities for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Securities. Buyer agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or any applicable state securities laws, except pursuant to an exemption from such registration available under the Securities Act of 1933, as amended, or any applicable state securities laws.

5.5 Brokers. Other than ThinkEquity Partners, LLC and Allen & Company LLC (whose fees and commissions will be solely and exclusively the obligation of Buyer), there is no investment banker, broker, finder or other financial intermediary (other than the Escrow Agent) that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

5.6 Financing. As of the Closing Date, Buyer will have such funds available that will be sufficient to pay the Total Purchase Price and satisfy all other obligations of Buyer on and after the Closing Date under this Agreement and each other Buyer Transaction Document.

5.7      Investigation by Buyer.

(a) Buyer acknowledges and agrees that it (i) has conducted its own independent review, investigation and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries; and (ii) has relied in entering into this Agreement solely upon (x) its own review, investigation and analysis and (y) the provisions of this Agreement, including the representations and warranties contained herein.

(b) Except for the representations and warranties contained in Section 3 and
Section 4 of this Agreement, Buyer acknowledges and agrees that none of the Sellers, the Company or its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, with respect to the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries, the Securities, the Sellers or otherwise, or with respect to any information provided to Buyer or any of its Affiliates or Representatives, whether on behalf of the Sellers, the Company or its Subsidiaries or any other Person.

5.8 WARN Act. Buyer has no present intention of entering into any layoffs of any group or class or employees at any of the facilities operated by the Company or any of the Retained Subsidiaries for a period of 60 days following the Closing Date.

SECTION 6.        COVENANTS OF THE COMPANY AND SELLERS

6.1 Conduct of Business Pending Closing. From the date hereof until the Closing, except (i) for the Distribution, (ii) as expressly contemplated by this Agreement or any other Transaction Document or (iii) as set forth in Section 6.1 of the Disclosure Schedule, the Principal Stockholders shall cause the Company to, and the Company shall and shall cause each of the Subsidiaries to, and with respect to Sections 6.1(f) and (g), each Seller (solely as to such Seller) also shall:

(a) maintain their corporate (or other organizational) existence, pay and discharge all of their respective material debts, liabilities and obligations as they become due, and operate their respective businesses in all material respects in the ordinary course in a manner consistent with past practice, and in compliance with all applicable Laws and the provisions of this Agreement;

(b) maintain the facilities and assets of the Retained Subsidiaries in all material respects in the same state of repair, order and condition as they were in on the date hereof, reasonable wear and tear excepted;

(c) maintain their books and records in accordance with past practice in all material respects, and use reasonable commercial efforts to maintain in full force and effect all material Consents and material Governmental Authorizations;

(d) maintain all material insurance policies and binders owned by or maintained for the benefit of the Company or any Retained Subsidiary in an amount and scope consistent with any such insurance policies in effect as of the date hereof;

(e) use their commercially reasonable efforts to preserve intact their present business organization and maintain their relations and goodwill with their suppliers, vendors, customers, employees and others having a business relationship with any of them;

(f) promptly advise Buyer upon obtaining Knowledge of any threat or commencement of any material dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting any Seller, the Company, any Subsidiary or any of their operations, properties, assets or prospects, or which would reasonably be expected to have a material adverse effect on the Company's or any Seller's ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and

(g) promptly advise Buyer upon obtaining Knowledge of (i) the existence of any fact or condition that would constitute a breach of any of the Sellers' or the Company's representations and warranties contained in this Agreement, (ii) the occurrence of any breach of any covenant of the Company or the Sellers in this Agreement, or (iii) the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 11.1 impossible or unlikely; and

(h) use their best efforts to protect the value of their Marks, Patents, Copyrights and Domain Registrations, and including but not limited to taking all reasonable steps to prevent unauthorized usages of their Marks, Patents, Copyrights and Domain Registrations and insuring clear and current title to their Marks, Patents, Copyrights and Domain Registrations is recorded with all applicable registrars and Governmental Bodies.

6.2 Negative Covenants Pending Closing. From the date hereof until the Closing, except (i) for the Distribution, (ii) as expressly contemplated by this Agreement or any other Transaction Document or (iii) as set forth in Section 6.2 of the Disclosure Schedule, without the prior written consent of Buyer, the Principal Stockholders shall cause the Company not to, and the Company shall not and shall cause each of the Subsidiaries not to:

(a) (i) make any change in the Company's or any Subsidiary's authorized or issued capital stock or other securities, (ii) grant any stock option or other right to purchase shares of the Company's or any Subsidiary's capital stock or other securities, (iii) issue or make any commitment to issue any equity security by the Company or any Subsidiary, including any security convertible into the Company's or any Subsidiary's capital stock, (iv) declare, set aside or issue or pay any dividends, (v) grant any registration rights with respect to the Company's or any Subsidiary's capital stock or other securities or (vi) purchase, redeem, retire or make any other acquisition of any shares of the Company's or any Subsidiary's capital stock or other securities;

(b) adopt or propose any change in the certificate or articles of incorporation or bylaws (or equivalent governing documents) of the Company or any Subsidiary;

(c) except as set forth in Section 6.2(c) of the Disclosure Schedule, merge or consolidate with any other Person or acquire assets from any other Person, other than (i) the acquisition of inventory, (ii) with respect to the Company and the Retained Subsidiaries, capital expenditures of not more than $15,000 per individual expenditure or $100,000 in the aggregate, (iii) transactions between or among the Company and the Retained Subsidiaries and (iv) transactions between or among the KDM Subsidiaries, in the case of each of clauses (i), (ii) and (iii), in the ordinary course of business consistent with past practice;

(d) sell, lease, license or otherwise dispose of any assets or property of the Company or any Subsidiary except (i) pursuant to existing contracts or commitments that are disclosed in the Disclosure Schedule, (ii) the sale of inventory and customer list rentals and exchanges, (iii) transactions between or among the Company and the Retained Subsidiaries and (iv) transactions between or among the KDM Subsidiaries, in the case of each of clauses (i), (ii) and (iii), in the ordinary course of business consistent with past practice;

(e) make any material change in the Company's or any Retained Subsidiary's inventory policies or procedures, operating policies or procedures, or advertising and promotional policies or procedures;

(f) enter into or materially modify or amend any financing arrangements, including, without limitation, any credit agreement, loan agreement, bond, debenture, note or other similar instrument;

(g) enter into or modify or amend any lease or sublease of real property or terminate or materially amend or cause or permit the extension of the term of any such lease;

(h) with respect to the Company and the Retained Subsidiaries, enter into or modify or amend any contract with any Related Party;

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions between or among the Company and the Retained Subsidiaries, (ii) loans, advances or capital contributions between or among the KDM Subsidiaries, (iii) travel and similar advances to employees and (iv) advances and extended payment terms to suppliers, in the case of each of clauses (i), (iii) and (iv), in the ordinary course of business consistent with past practice;

(j) change the independent accountants of the Company or its Subsidiaries or the accounting methods, principles or practices followed by the Company or any Subsidiary (except for any such change required by reason of a change in GAAP or Law);

(k) (i) adopt, amend or modify an Employee Benefit Plan with any director, officer, employee or independent contractor of the Company or any Retained Subsidiary, (ii) grant severance or termination pay to any director, officer, employee or independent contractor of the Company or any Retained Subsidiary, (iii) increase the compensation of, or pay any bonus to, any director, officer, employee or independent contractor of the Company or any Retained Subsidiary, or
          (iv) change the compensation or other benefits payable to any director, officer, employee or independent contractor of the Company or any Retained Subsidiary except, in the case of each of clauses
          (iii) and (iv), in the ordinary course of business consistent with past practice with respect to any employee (excluding any officers) of the Company or any Retained Subsidiary.

(l) (i) with respect to the Company and the Retained Subsidiaries, incur or repay any liability or obligation (whether absolute, accrued, contingent or otherwise) to any Related Party, other than liabilities and obligations to Sellers who are employees of the Company or a Retained Subsidiary incurred in the ordinary course of business consistent with past practice or (ii) incur or repay any material liability or material obligation to any other Person or discharge or satisfy any material Encumbrance, other than (A) in the ordinary course of business consistent with past practice and (B) pursuant to the terms of agreements to which the Company or a Retained Subsidiary is a party on the date hereof or are entered into on terms permitted hereunder after the date hereof;

(m) cancel, discharge or satisfy any material debts or other material amounts owed to the Company or any Retained Subsidiary or amend, terminate, or waive any other material rights of value to the Company or any Retained Subsidiary;

(n) write down or write off the value of any material asset of the Company or any Retained Subsidiary, except for write downs and write offs of accounts receivable and inventory in the ordinary course of business consistent with past practice;

(o) Compromise or abandon any claims, actions, suits or proceedings (other than write offs of accounts receivable in the ordinary course of business); or

(p)      make any commitment to do any of the foregoing.

6.3 Access to Information. From the date hereof to the Closing, the Principal Stockholders shall cause the Company to, and the Company shall and shall cause the Retained Subsidiaries to, (i) give Buyer and its Representatives and Buyer's sources of financing for the transaction contemplated hereby and their respective Representatives (collectively, "Buyer's Representatives") reasonable access to all of the personnel, books, records, plants, offices and other facilities and properties of the Company and the Retained Subsidiaries, and, to the extent related primarily to the Company and the Retained Subsidiaries, to the books and records of the Principal Stockholders, during normal business hours and upon reasonable prior notice, (ii) permit Buyer and Buyer's Representatives to make such inspections thereof as such Persons may reasonably request, (iii) furnish to Buyer and Buyer's Representatives such financial, operating data and other information regarding the respective businesses, agreements, commitments, liabilities, personnel and properties of the Company and the Retained Subsidiaries as such Person may reasonably request and (iv) instruct the Representatives of the Company and each Retained Subsidiary to reasonably cooperate with Buyer and Buyer's Representatives in their investigation of the Company and the Retained Subsidiaries. Buyer shall, and shall cause the Buyer Representatives to, hold any all information obtained pursuant to this Section 6.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

6.4      Consents and Governmental Authorizations.

(a) As promptly as practicable after the date of this Agreement, the Principal Stockholder shall cause the Company to, and the Company shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to (i) obtain all Consents set forth on Section 4.3(b) of the Disclosure Schedule, including, without limitation, all Governmental Authorizations necessary for the consummation by the Company and the Guarantors of the transactions contemplated by this Agreement and the other Company Transaction Documents, including, without limitation, the Distribution and (ii) give or make all registrations, notifications, filings and declarations set forth on Section 4.3(b) of the Disclosure Schedule, including, without limitation, all registrations, notifications, filings and declarations required to be given or made by the Company and the Subsidiaries pursuant to applicable Laws in order to consummate the transactions contemplated by this Agreement and the other Company Transaction Documents, including, without limitation, the Distribution. For purposes of this Section 6.4(a), the term "commercially reasonable efforts" shall not include any obligation of the Company or any Subsidiary to expend money (other than filing fees and nominal amounts), commence or participate in any material claim, action, proceeding or litigation, grant any material accommodation (financial or otherwise) to any Person, or sell, transfer or otherwise dispose of any of its assets or properties. This Section 6.4(a) shall not apply to filings and Governmental Authorizations to be made under the HSR Act, which are addressed solely in Section 9.3.

(b) As promptly as practicable after the date of this Agreement, each Seller (solely with respect to such Seller) shall use its commercially reasonable efforts to (i) obtain all Consents set forth on Section 3.3(b) of the Disclosure Schedule, including, without limitation, all Governmental Authorizations necessary for the consummation by such Seller of the transactions contemplated by this Agreement and the other Seller Transaction Documents and (ii) give or make all registrations, notifications, filings and declarations set forth on
Section 3.3(b) of the Disclosure Schedule, including, without limitation, all registrations, notifications, filings and declarations required to be given or made by such Seller pursuant to applicable Laws in order to consummate the transactions contemplated by this Agreement and the other Seller Transaction Documents. For purposes of this Section 6.4(b), the term "commercially reasonable efforts" shall not include any obligation of such Seller to expend money (other than filing fees and nominal amounts), commence or participate in any material claim, action, proceeding or litigation, grant any material accommodation (financial or otherwise) to any Person, or sell, transfer or otherwise dispose of any of its assets or properties. This Section 6.4(b) shall not apply to filings and Governmental Authorizations to be made under the HSR Act, which are addressed solely in Section 9.3.

6.5 Financial Information. From the date hereof until the Closing, the Company shall provide Buyer, within 20 days after the end of each month, with an unaudited combined balance sheet and related combined statements of earnings and cash flows of the Retained Subsidiaries as of and for the month then ended, prepared on the same basis as the Interim Combined Financial Statements and certified as such by the Chief Financial Officer of the Company (in his capacity as such).

6.6 No Shop. Except solely (i) with respect to Buyer, (ii) with respect to the Sellers in connection with the Distribution and (iii) with respect to solely the KDM Subsidiaries, neither the Sellers nor the Company shall, and the Sellers and the Company will cause the Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing information or data) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, or any purchase or sale of the capital stock of the Company or any of the Subsidiaries or any of their respective assets or business (other than sales of inventory in the ordinary course of business) or
(ii) have any discussion with or provide any information or data to any Person relating to such a transaction, engage in any negotiations concerning such a transaction, or knowingly facilitate any effort by any Person to make a proposal with respect to, or complete, any such transaction; provided, however, that this
Section 6.6 shall not prohibit or restrict the Sellers from responding to unsolicited inquiries from Persons who or which have previously received information regarding the Company in connection with a possible sale or recapitalization transaction, to the extent that any such response is solely limited to a statement that the Sellers, the Company and the Subsidiaries (i) are bound by an exclusivity obligation with an unidentified Person and (ii) will be unable to have any discussions with such inquiring Person for so long as the Sellers, the Company and the Subsidiaries continue to be bound by such obligation.

6.7 Confidential Information. Each Seller acknowledges and agrees that neither it nor any of its Affiliates shall use for any purpose or shall disclose to any Person (other than his, her or its Representatives, the Sellers' Representative or another Seller), any confidential or proprietary information (including, without limitation, trade secrets, formulae and recipes) of or relating to Buyer, the Company or either Retained Subsidiary without the prior written consent of Buyer; provided, however, that the foregoing restriction shall not apply to (i) the disclosure of any information which is or becomes publicly known through no fault of any Seller or which is lawfully obtained from a third party that is not bound by a contractual, legal or other confidentiality obligation to or for the benefit of the Company, any Retained Subsidiary or Buyer, (ii) the disclosure of any information which such Seller is duly authorized to disclose in connection with such Seller's employment with the Company post-Closing, (iii) any disclosure required by applicable Law, any final order or judgment of a Governmental Body or in connection with the enforcement of such Seller's rights under this Agreement or any other Seller Transaction Document or (iv) any disclosures required or requested by the FTC or DOJ in connection with its review of the transactions contemplated hereby under the HSR Act.

6.8 Pre-Closing Deliverables. At least three Business Days before the Closing Date, the Company shall cause to be prepared and delivered to Buyer (a) the Payoff Letters and (b) a final invoice and wire transfer instructions from each payee of any portion of the Transaction Expenses. Each of the Payoff Letters provided pursuant to this Section 6.8 shall separately specify all amounts attributable to principal, accrued interest and Termination Fees, if any, and shall include an undertaking by such party (which shall, subject to receipt of the amounts set forth in such letter, be unconditional) to discharge on the Closing Date any Encumbrances securing such indebtedness. Each of the Payoff Letters shall also include an undertaking to return marked "Cancelled" any notes or other instruments evidencing such indebtedness (or, in the alternative, to provide affidavits of loss reasonably satisfactory to Buyer).

6.9      Indebtedness; Termination of Agreements.

(a) At or prior to the Closing, the Principal Stockholders shall cause the Company to, and the Company shall, to the extent not set forth in the Payoff Letters, (i) discharge (or otherwise cause to be extinguished), and shall cause the KDM Subsidiaries to discharge (or otherwise cause to be extinguished), (A) any indebtedness for borrowed money of the Company or any Retained Subsidiary and (B) any indebtedness for borrowed money of any other Person guaranteed by the Company or any Retained Subsidiary, (ii) obtain the discharge of any Encumbrances on the properties, assets or shares of the Company the Retained Subsidiaries securing any such indebtedness to be discharged or extinguished and
(iii) assume all applicable costs, fees, penalties, including for prepayment or amendment, related to such discharge or extinguishment, and make all necessary filings in connection therewith.

(b) At or prior to the Closing, except the Post-Closing Agreements, all contracts, agreements, commitments, undertakings and arrangements between or among any of the Company and the Retained Subsidiaries, on the one hand, and the KDM Subsidiaries, on the other hand (the "Terminating Contracts"), shall be terminated as between or among them and shall be without any further force or effect, and there shall be no further obligations of any of the relevant parties thereunder. The Principal Stockholders agree to cause the Guarantors to, and the Guarantors shall, take any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.

(c) At or prior to the Closing, all inter-company accounts, whether payables or receivables, between or among the Company and the Retained Subsidiaries, on the one hand, and the KDM Subsidiaries, on the other hand, shall be settled in cash or otherwise cancelled. For the purpose of determining the amount of Net Working Capital, any amounts paid at the Closing in accordance with this Section 6.9(c) shall be reflected in Current Liabilities and Current Assets, as the case may be, to the extent applicable. This Section 6.9(c) shall in no way affect the existence or validity of the Post-Closing Agreements.

6.10 Ownership and Change of Name. Except as set forth in Section 6.10 of the Disclosure Schedule, neither the Principal Stockholders nor the KDM Subsidiaries shall use the word "Alpine" or any symbol or logo incorporating such word in connection with the sale of any goods or services or otherwise in the conduct of their respective businesses. At or prior to the Closing, the Principal Stockholders shall cause the Guarantors to, and the Guarantors shall, if necessary, file with the appropriate Governmental Body an amendment to their respective charters or other organizational documents so that no KDM Subsidiary shall have a name which includes the word "Alpine" or any confusingly similar word.

SECTION 7. ADDITIONAL COVENANTS OF THE PRINCIPAL STOCKHOLDERS AND THE GUARANTORS

7.1 Records. On or before the Closing Date, the Principal Stockholders shall and shall cause the Guarantors to, and the Guarantors shall, deliver or cause to be delivered to Buyer all material agreements, documents, books, records and files relating to the business and operations of the Company and the Retained Subsidiaries (collectively, "Records"), if any, in the possession of either Principal Stockholder or any Guarantor, to the extent not then in the possession of the Company and the Retained Subsidiaries, subject to the following exceptions:

(a) Buyer recognizes that certain Records may contain incidental information relating to the Company and the Retained Subsidiaries or may relate primarily to a Principal Stockholder or a Guarantor and that the Principal Stockholders and the Guarantors may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

(b) the Principal Stockholders and the Guarantors may retain (i) all Records prepared by the Principal Stockholders, the Guarantors or their respective Representatives in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including analyses relating to the Company and the Retained Subsidiaries and (ii) copies of all materials received by either Principal Stockholder that is a director of the Company or either Retained Subsidiary as of the date hereof in connection with such Person's acting in such capacity.

7.2 Post-Closing Agreements. On or before the Closing Date, the Principal Stockholders shall cause each of the Guarantors and each of the Retained Subsidiaries to, and each of the Guarantors shall, to the extent a designated party thereto, duly execute and deliver each of the agreements attached as
Exhibit II hereto (collectively, the "Post-Closing Agreements").

SECTION 8.        COVENANTS OF BUYER

8.1 Governmental Authorizations. As promptly as practicable after the date of this Agreement, Buyer shall use its commercially reasonable efforts to (i) obtain all Governmental Authorizations necessary for the consummation by Buyer of the transactions contemplated by this Agreement and the other Buyer Transaction Documents and (ii) give or make all registrations, notifications, filings and declarations required to be given or made by Buyer pursuant to applicable Laws in order to consummate the transactions contemplated by this Agreement and the other Buyer Transaction Documents. For purposes of this
Section 8.1, the term "commercially reasonable efforts" shall not include any obligation of Buyer or any of its Affiliates to expend money (other than filing fees and nominal amounts), commence or participate in any material claim, action, proceeding or litigation, grant any material accommodation (financial or otherwise) to any Person, or sell, transfer or otherwise dispose of any of its assets or properties. This Section 8.1 shall not apply to filings and Governmental Authorizations to be made under the HSR Act, which are addressed solely in Section 9.3.

8.2 Notice of Breach; Failure to Satisfy Closing Condition. From the date hereof until the Closing, Buyer shall promptly advise the Sellers' Representative and the Company upon obtaining Knowledge of (a) any threat or commencement of any dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting Buyer or any of its Affiliates or any of their operations, properties, assets or prospects, which would have a Buyer Material Adverse Effect, (b) the existence of any fact or condition that would constitute a breach of any of Buyer's representations or warranties contained in this Agreement, (c) the occurrence of any breach of any covenant of Buyer in this Agreement or (d) the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 11.2 impossible or unlikely.

SECTION 9.        ADDITIONAL COVENANTS OF BUYER, THE COMPANY AND SELLERS

9.1 Further Assurances. Subject to the terms and conditions of this Agreement and the other Transaction Documents, the Company, each Guarantor, each Principal Stockholder, each Seller other than the Principal Stockholders (solely with respect to such Seller) and Buyer shall use its commercially reasonable efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including using his, her or its commercially reasonable efforts to cause the Closing to occur on or prior to April 30, 2006, and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill his, her or its obligations under this Agreement and the other Transaction Documents, to effectuate the purposes hereof and thereof and to provide for the orderly and efficient transition of the ownership of the Company to Buyer. For purposes of this Section 9.1, the term "commercially reasonable efforts" shall not include any obligation of any party to expend money (other than filing fees, amounts contemplated by this Agreement and the other Transaction Documents and other nominal amounts), commence or participate in any material claim, action, proceeding or litigation or grant any material accommodation (financial or otherwise) to any Person.

9.2 Public Announcements. Each party hereto agrees that no public release or announcement concerning the transactions contemplated by this Agreement and the other Transaction Documents shall be issued by any such party without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except (a) press releases by each of Buyer and the Company regarding the execution of this Agreement, (b) an announcement by the Company to employees of the Company and the Subsidiaries regarding the execution of this Agreement, (c) a press release by Buyer regarding the Closing and (d) any other release that may be required by Buyer pursuant to applicable Laws or the rules or regulations of Nasdaq (including on Form 8-K of the Securities and Exchange Commission); provided, however, in the case of each of (a)-(c) above, the party required to make the release or announcement shall, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

9.3 HSR Filings. In furtherance and not in limitation of the Section 9.1, each of the Principal Stockholders, the Company and Buyer agrees to make appropriate filings as required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable after the date hereof. Each of the Principal Stockholders, the Company and Buyer shall promptly provide any supplemental information required or requested by the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") in connection with such filings. Each of Buyer, on the one hand, and the Principal Stockholders and the Company, on the other hand, shall furnish as promptly as practicable to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any supplemental information which is necessary or desirable under the HSR Act. The Principal Stockholders and the Company, on the one hand, and Buyer, on the other hand, shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of the Principal Stockholders, the Company and Buyer shall, as early as practicable after the completion of all filings required pursuant to the HSR Act, request early termination under the HSR Act. Each of the Principal Stockholders, the Company and Buyer shall use their commercially reasonable efforts to obtain expiration or termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

9.4 Release. Except for rights and claims, if any, that Delaware Street Capital, L.P. may have as a lender under the Line of Credit, from and after the Closing Date, the Sellers shall have no rights, hereunder or otherwise, to indemnification or contribution from the Company or any Retained Subsidiary with respect to any matters occurring prior to Closing, including any inaccuracy in or breach of any representation or warranty of the Company made in or pursuant to this Agreement or any Transaction Document, or any breach or nonfulfillment of any pre-Closing covenant or pre-Closing obligation of the Company contained in this Agreement or any Transaction Document, and Sellers hereby irrevocably release the Company and each Retained Subsidiary from any liability for any such claim. Notwithstanding the foregoing, the terms of this Section 9.4 shall in no way alter, affect or amend (i) the rights or claims of any Seller against any Person under this Agreement or any other Transaction Document (including rights to indemnification pursuant to Section 12); (ii) the obligations of the parties hereto to comply with their respective agreements, covenants and other obligations under this Agreement and the other Transaction Documents; or (iii) the rights of any Seller under any contract or other agreement entered into after the date hereof in accordance with the terms hereof or pursuant to any employee arrangement to which such Seller is subject or a party or in relation to any Seller's status as an employee of the Company or a Retained Subsidiary.

SECTION 10.       TAX MATTERS

10.1 Tax Representations of the Company. Each Principal Stockholder, jointly and severally, and the Company hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date that, except as set forth in
Section 10.1 of the Disclosure Schedule attached hereto:

(a) All material Tax Returns, or extensions relating thereto, required to be filed by or with respect to the Company or any Subsidiary have been timely and properly filed, and each such Tax Return is correct and complete in all material respects.

(b) All material liabilities for Taxes of the Company or any Subsidiary (including any Tax liabilities relating to other consolidated group members under Treasury Regulation Section 1.1502-6) have been fully and timely paid (to the extent due and payable) or, in the case of Taxes not yet due, fully provided for on the Audited Consolidated Balance Sheet or the Interim Consolidated Balance Sheet or, in the case of Taxes accruing after the date of the Interim Consolidated Financial Statements, on the books and records of the Company in accordance with past practice. No Encumbrances relating to Taxes other than in respect of Property Taxes not yet delinquent, exist or, to the Knowledge of the Company, are threatened or pending with respect to any asset of the Company or any Subsidiary.

(c) No issues have been raised in writing with the Company or any Subsidiary (or are currently pending) by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the Tax Returns referred to in Section 10.1(a) (including any assertion by a taxing authority that a required Tax Return was not filed), and no waivers of statutes of limitations have been given with respect to any such Tax Returns or with respect to any Taxes of the Company or any Subsidiary. No issue previously raised by any taxing authority reasonably could be expected to result in a material proposed deficiency or assessment for any prior or subsequent taxable period (including any taxable period subsequent to the date hereof).

(d) Section 10.1(d) of the Disclosure Schedule identifies all Federal Tax Returns and all other material Tax Returns of or with respect to the Company or any Subsidiary that are currently under examination or audit, or are the subject of a pending or threatened examination or audit, by the IRS or by other taxing authorities by the IRS or by other taxing authorities. There are no material unpaid deficiencies asserted or assessments made by any taxing authority against the Company or any Subsidiary, other than Property Taxes not yet delinquent.

(e) Neither the Company nor any Subsidiary (i) has agreed to or is currently required to make any adjustment under Section 481(a) of the Code because of a change in accounting method, (ii) has made any transfer of any intangible property with respect to which Code Section 367(d) or 482 will require the recognition of additional income after the Closing Date or (iii) owns stock in a "passive foreign investment company" within the meaning of Code Section 1297(a).

(f) Except as set forth in Section 10.1(f) of the Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any agreement, with any Person other than the Company and the Subsidiaries, providing for the allocation or sharing of, or indemnity or liability for, Taxes,
         (ii) neither the Company nor any Subsidiary has been included in any "consolidated," "affiliated," "unitary," "combined" or similar Tax group since January 1, 1996 other than a group of which such entity is currently a member, and (iii) neither the Company nor any Retained Subsidiary is a party to any agreement with any of the KDM Subsidiaries providing for the allocation or sharing of, or indemnity or liability for, Taxes.

(g) The Company and each Subsidiary have complied with all applicable laws relating to the payment and withholding of Taxes (including pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under state, local or foreign law), except to the extent that such failure to comply would not result in a material Tax liability.

(h) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period beginning on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) agreement with a taxing authority relating to Taxes, (iii) installment sale, open transaction disposition or intercompany transaction made on or prior to the Closing Date, (iv) prepaid amount received prior to the Closing Date, or (v) deferred intercompany gain or excess loss account described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law).

(i)      Neither the Company nor any Subsidiary has made an election under
         Section 341(f) of the Code (or any similar provision of state, local or foreign law).

(j) Neither the Company nor any Subsidiary has requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority.

(k) The Company has made available to Buyer true and complete copies of (i) all Federal income Tax Returns and all other material income and franchise Tax Returns filed by the Company and its Subsidiaries for the last three taxable years ending prior to the date hereof; and (ii) any Federal audit reports and any other material audit reports issued to the Company with respect to any open Tax periods by the IRS or any other taxing authority.

(l) In the past five years, no claim has been made in writing by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(m) Neither the Company nor any Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4.

(n) Neither the Company nor any Subsidiary has been a "distributing corporation" or "controlled corporation" in a distribution of stock intended to qualify under Section 355(a) of the Code within the five-year period ending on the date hereof.

(o) As of the date of the Distribution, the tax basis of the stock of each of the KDM Subsidiaries will exceed the respective fair market value of such stock.

(p) The Company will not incur any Tax liability nor be required to withhold any Taxes (including in each case Canadian Taxes) as a result of the Distribution.

(q) None of the assets owned by the Company or any Subsidiary is "tax-exempt use property" within the meaning of section 168(h) of the Internal Revenue Code of 1986, as amended from time to time.

(r) None of the assets owned or used by the Company or any Subsidiary is subject to a lease entered into in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

(s) None of the assets of the Company or any Subsidiary directly or indirectly secures any indebtedness the interest on which is tax-exempt under Section 103 of the Code, and neither the Company nor any Subsidiary is directly or indirectly an obligor or guarantor with respect to any such indebtedness.

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
(t) There is no outstanding power of attorney with respect to any Tax matter of the Company or any Subsidiary.

(u) No excess loss account will exist with respect to the stock of any of the KDM Subsidiaries at the time of the Distribution.

(v) No material income or gain will be recognized by the Company or any Subsidiary from the triggering of any deferred intercompany transaction as a result of the Distribution.

(w)      The Company has not carried back any portion of the Harry London NOL.

         For purposes of this Section 10.1 the Subsidiaries of the Company shall include the KDM Subsidiaries notwithstanding that the Distribution is consummated prior to Closing.

10.2     Tax Covenants of the Principal Stockholders and the Company.
--------------------------------------------------------------------

(a) The Principal Stockholders shall cause the Company to, and the Company shall and shall cause the Subsidiaries (including, for purposes of this Section 10.2, the KDM Subsidiaries) to, duly and timely file all Tax Returns the due date for which (including extensions) occurs on or before the Closing Date. From the date hereof until the Closing Date, the Principal Stockholders shall not cause or permit the Company to, and the Company shall not and shall not cause or permit any of the Subsidiaries to (i) change any existing, or adopt any new, tax accounting principle, method of accounting or tax election affecting the Company or any Subsidiary; (ii) amend any previously filed Tax Return, settle or compromise any material Tax liability or abandon any Tax claim with respect to the Company or any Subsidiary without first receiving the written consent of Buyer, which consent shall not be unreasonably withheld, other than any such change or amendment as may be required by applicable law; or (iii) carry back any portion of the Harry London NOL. The Principal Stockholders shall cause the Company to, and the Company shall and shall cause each Subsidiary to pay when due all Taxes levied or assessed upon the Company or any of the Subsidiaries or on any of their respective properties the payment of which is due on or prior to the Closing Date, unless the Company or Subsidiary is contesting such Taxes in good faith and has established adequate reserves therefor in accordance with GAAP.

(b) All Tax Returns of the Company or any Subsidiary due after the Closing Date (with regard to extensions) shall be prepared and filed by the Company (limited in the case of the KDM Subsidiaries, to Tax Returns that the KDM Subsidiaries file as part of a "consolidated," "affiliated," "unitary," "combined" or similar Tax group of which the Company or any Retained Subsidiary is the common parent). To the extent that such Tax Returns relate to the Pre-Closing Period, they shall be filed on a basis consistent with prior Tax Returns of the Company or such Retained Subsidiary, except as otherwise required by law. Prior to the filing of any such income Tax Return with respect to any Pre-Closing Period, and no later than 30 days prior to the due date for filing of such Tax Return, Buyer shall provide the Sellers' Representative with notice, which notice shall (A) set forth Buyer's calculations regarding the amount of Taxes for such Pre-Closing Period in sufficient detail to enable the Sellers' Representative to verify the amount of such Taxes and (B) include a draft of such Tax Return. No later than ten days prior to the due date for filing of such Tax Return, the Sellers' Representative shall notify Buyer of any reasonable objections the Sellers' Representative may have to Buyer's determination and to any items set forth in such draft Tax Returns. Buyer and the Sellers' Representative agree to consult and resolve in good faith any such objection. The Sellers' Representative shall, on behalf of the Sellers, pay to Buyer (and the Sellers shall be jointly and severally responsible for) an amount equal to any Taxes for the Pre-Closing Period attributable to each such Tax Return (whether or not the amount is in dispute) no later than five (5) days prior to the due date of the payment of the relevant Taxes less any such amounts included as a liability in the calculation of Final Net Working Capital. After resolution of any dispute described in the preceding sentence, Buyer shall promptly repay to the Sellers any amount that the Sellers overpaid, together with interest on such amount from the date of payment of the disputed amount by the Sellers to Buyer until the date of repayment by Buyer to the Sellers at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by JPMorgan Chase & Co., from time to time during such period (less any non-resident withholding Tax payable in respect of such interest). Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the date of payment by the Sellers to Buyer.

(c) Refunds of Taxes of the Company or any Subsidiary for any Pre-Closing Period, other than any refunds resulting from carrybacks from any Post-Closing Period, shall be for the Sellers' account and, if received by Buyer, the Company or its Subsidiaries, shall be paid over to the Sellers' Representative within 10 Business Days after receipt thereof.

(d) The Sellers shall provide to Buyer at Closing a certification of non-foreign status, in accordance with Treasury Regulation Section 1.1445-2(b)(2), with respect to each Seller that is not a foreign person for United States federal income tax purposes.

(e) The Stockholders shall cause the provisions of any agreement or arrangement with respect to Taxes, including any Tax sharing agreements, between the Company or any Retained Subsidiaries, on the one hand, and the KDM Subsidiaries, any Seller or any of their respective Affiliates, on the other hand, to be terminated on or before the Closing Date, without any continuing liability on the part of the Company or any Retained Subsidiaries.

(f) Any net operating loss or other tax attribute of the Company or any Retained Subsidiary that arises in the taxable year ending April 30, 2006 or any subsequent taxable year shall be solely for the benefit of Buyer, and Buyer may, in its sole discretion, elect to waive a carryback of any such net operating loss or other tax attribute.

10.3     Tax Contests.

(a) If any taxing authority asserts a claim for which a party may seek indemnification pursuant to Section 13 of this Agreement (a "Tax Claim"), the party hereto first receiving notice of such Tax Claim shall promptly (and in any event within fifteen (15) Business Days) provide written notice to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under Section 13 hereof, except to the extent that such other party is actually and materially prejudiced thereby. Such notice shall specify in reasonable detail the basis for the Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b) The Sellers' Representative shall have the right to control, at the expense of the Sellers, any Tax audit, examination, contest, litigation or other proceeding by or against any taxing authority (a "Tax Proceeding") of the Company or any Subsidiary for any Pre-Closing Period; provided, however, if any such Tax Proceeding could be expected to have a material and adverse effect on Buyer, the Company or any Retained Subsidiary or any of their respective Affiliates for any Post-Closing Period, the Sellers' Representative shall consult in good faith with Buyer before taking any significant action in connection with such proceeding and shall not settle, compromise or abandon such proceeding without Buyer's prior written consent, which shall not be unreasonably withheld. Buyer shall be entitled to participate, at its own expense, in any Tax Proceeding described in this clause (b). If the Sellers' Representative elects not to control any Tax Proceeding described in this clause
(b), Buyer shall control such Tax Proceeding, at the Sellers' expense; provided that, if the Sellers acknowledge in writing that they are obligated to indemnify Buyer with respect to such Tax Proceeding, Buyer shall not settle, compromise or abandon such Tax Proceeding without Sellers' prior written consent, which shall not be unreasonably withheld.

(c) Buyer shall control, at its own expense, any Tax Proceeding for a Straddle Period; provided, however, that (i) Buyer shall consult with the Sellers' Representative before taking any significant action in connection with such Tax Proceeding, (ii) Buyer shall consult with the Sellers' Representative and offer the Sellers' Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding,
(iii) the Sellers' Representative shall be entitled to participate in such Tax Proceeding, at the expense of the Sellers and (iv) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld.

(d) Buyer shall control, at its own expense, any Tax Proceeding involving the Company or any of the Retained Subsidiaries for any Post-Closing Period.

10.4 Cooperation. The Sellers' Representative, the Principal Stockholders, the KDM Subsidiaries and Buyer will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding relating to Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property that such party may possess. The Sellers' Representative, the Principal Stockholders, the KDM Subsidiaries and Buyer shall make their respective employees available on a mutually convenient basis to explain any documents or information provided hereunder. The Sellers' Representative, the Principal Stockholders, the KDM Subsidiaries and Buyer will retain, and Buyer shall cause the Company and the Retained Subsidiaries to retain, all Tax Returns, schedules and work papers and all material records or other documents relating to Taxes of the Company and the Retained Subsidiaries for all Pre-Closing Periods until the expiration of the statute of limitations of the tax periods to which such Tax Returns and other documents relate (and, to the extent notified by the other party in writing, any extension thereof). At the expiration of such period, each party shall have the right to dispose of any such Tax Returns or other documents if, after providing 60 days' written notice to the other party, such other party fails to request copies thereof or to take possession of such Tax Returns or other documents. Any information obtained under this Section 10.4 shall be kept confidential, except as may otherwise be necessary for the filing of Tax Returns or claims for refund, or in conducting an audit or other proceeding.

10.5   Allocation of Straddle Period Taxes.  For purposes of Section 10 and
       Section 13:


(a) the portion of any real, personal or intangible ad valorem property taxes (collectively "Property Taxes") of the Company or any Subsidiary (including the KDM Subsidiaries) for any Straddle Period that is attributable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in such Straddle Period; and

(b) the portion of any Taxes of the Company or any Subsidiary (including the KDM Subsidiaries) other than Property Taxes for any Straddle Period that is attributable to the Pre-Closing Period shall be computed based on a closing of the books as of the end of the Closing Date; provided, however, that any items of income or deduction taken into account in calculating Taxes relating to any actions outside the ordinary course of business taken by Buyer, the Company or any Retained Subsidiary on the Closing Date, but after the Closing (other than any such actions required by law or contract to be taken as a result of any action taken by the Sellers, the Company or any Subsidiary prior to the Closing), shall be allocated to the day after the Closing Date.

10.6 Transfer Taxes. The Sellers shall pay all sales, use, transfer, real property transfer, recording, stock transfer and other similar taxes and fees arising out of or in connection with the Distribution or the transfer of the Securities effected pursuant to this Agreement.

SECTION 11.       CLOSING CONDITIONS

11.1 Conditions to Obligation of Buyer. The obligation of Buyer to purchase the Securities and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction or waiver by Buyer at the Closing of each of the following conditions:

(a) Performance by Sellers. Each Stockholder (individually or through the Sellers' Representative) shall have (i) executed and delivered to Buyer this Agreement and the other Seller Transaction Documents, (ii) delivered to Buyer certificates representing all of the Shares owned by such Seller, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer and, (iii) delivered to Buyer each other document and agreement and taken such other actions as are required pursuant to Section 2.2(a).

(b) Performance by Warrantholders. Each Warrantholder shall have delivered to Buyer an instrument or transfer with respect to all Warrants owned by such Warrantholder (which may be a single instrument for all Warrants owned by all Warrantholders), duly executed by such Warrantholder, which instrument shall be in form and substance reasonably satisfactory to Buyer and which, collectively, shall be effective with respect to all Warrants outstanding on the date hereof.

(c) Performance by the Company. The Company shall have (i) executed and delivered to Buyer this Agreement and the other Company Transactions Documents and (ii) delivered to Buyer each other document and agreement and taken such other actions as are required pursuant to Section 2.2(c).

(d) Performance by the Guarantors. Each of the Guarantors shall have (i) executed and delivered to Buyer this Agreement and (ii) delivered to Buyer each other document and agreement and taken such other actions as are required pursuant to Section 2.2(d).

(e) Representations and Warranties. Each of the representations and warranties of the Company, the Guarantors and the Sellers contained in this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such warranty shall be so true and correct as of such specific date), except for any such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a

          Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company, the Guarantors, the Principal Stockholders and all other Sellers on or before the Closing Date shall have been complied with in all material respects through the Closing; provided, however, that the representations and warranties contained in Sections 3.2, 3.4, 3.5, 4.2, 4.4 and 4.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(f) Approvals. The waiting period under the HSR Act shall have expired or been terminated. All other Consents, registrations, notifications, filings and declarations set forth on Exhibit III hereto shall have been obtained, received, given or made, as the case may be.

(g) Legal Matters. No temporary, preliminary, permanent or final order, injunction or judgment of a court of competent jurisdiction or other Governmental Body shall have been issued or rendered that would prevent or render unlawful the consummation of the transactions contemplated by this Agreement or any other Transaction Document. There shall be no pending suit, action, proceeding (including arbitration) or investigation brought or threatened by any Person (other than Buyer or an Affiliate of Buyer), wherein an unfavorable judgment in connection therewith would prevent or render unlawful the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(h) Payoff Letters. Buyer shall have received an executed copy of each Payoff Letter. Subject to compliance by Buyer with Section 2.2(h), Buyer shall have received a release of liens, in form and substance reasonably satisfactory to Buyer, from each holder of indebtedness specified in the Payoff Letters, evidencing receipt by such holder of payment from Buyer pursuant to Section 2.2(h).

(i) Distribution. The Distribution shall have been consummated in form and substance reasonably satisfactory to Buyer.

(j) Escrow Agreement. Buyer shall have received the General Escrow Agreement, duly executed by the Sellers' Representative and the Escrow Agent.

(k) Employment Agreements. Each of the Selected Management Personnel shall have duly executed and delivered to Buyer an employment agreement in substantially the form agreed to between the Buyer and each of the Selected Management Personnel (to become effective on the Closing Date) (the "Employment Agreements").

(l) Post-Closing Agreements. Buyer shall have received each of the Post-Closing Agreements duly executed by the other party or parties thereto.

(m) Resignation of Directors. Buyer shall have received resignations from all of the directors of the Company and each Retained Subsidiary.

(n) Tax Certifications. Buyer shall have received each certification described in Section 10.2(d).

(o) Stockholders' Agreement. The Stockholders' Agreement shall have been terminated by the parties thereto and evidence thereof, in form and substance reasonably satisfactory to Buyer, shall have been delivered to Buyer.

(p) Material Adverse Change. No change, effect, event, occurrence, state of facts, development or condition shall have occurred since the date of the Interim Combined Financial Statements that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(q) Valuation Opinion. Buyer shall have received a letter from Paragon Capital Partners, LLC, dated as of the date of Closing, reasonably satisfactory to Buyer, stating that (i) the report entitled "Valuation Opinion Relating to KDM Submitted to Alpine Confections, Inc. on March 13, 2006" may be disclosed by the Company or any Retained Subsidiary to a third party in connection with any proceeding involving a Governmental Body; and (ii) there has been no material increase in the value of the KDM Subsidiaries from March 13, 2006 through the Closing Date.

11.2 Conditions to Obligation of Sellers. The obligation of each Seller to sell the Securities and to take the other actions required to be taken by such Seller (or by the Sellers' Representative on behalf of the Sellers) at Closing is subject to the satisfaction or waiver by the Sellers' Representative at the Closing of each of the following conditions:

(a) Performance. Buyer shall have (i) executed and delivered to the Sellers' Representative this Agreement and the other Buyer Transaction Documents, (ii) made the payments required to have been made by Buyer pursuant to Sections 2.2(e), 2.2(f)(i), (g) and (h) and (iii) delivered to the Sellers' Representative the other documents and agreements and taken such other actions as are required in Section 2.2.

(b)       Representations  and Warranties.  Each of (i) the representations and warranties of Buyer contained in this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct in all respects on the date of this Agreement and as of the
          Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such warranty shall be so true and correct as of such specific date), except for any such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing Date shall have been complied with in all material respects through the Closing; provided, however, that the representations and warranties contained in Sections 5.2 and 5.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(c) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

(d) Legal Matters. No temporary, preliminary, permanent or final order, injunction or judgment of a court of competent jurisdiction or other Governmental Body shall have been issued or rendered that would prevent or render unlawful the consummation of the transactions contemplated by this Agreement or any other Transaction Document. There shall be no pending suit, action, proceeding (including arbitration) or investigation brought or threatened by any Person (other than by the Company, any Seller, any Guarantor or any Related Party), wherein an unfavorable judgment in connection therewith would prevent or render unlawful the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(e) Escrow Agreement. The Sellers' Representative shall have received the General Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(f) Employment Agreements. Buyer shall have duly executed and delivered to each Selected Management Personnel the applicable Employment Agreement (to become effective on the Closing Date).

(g)      Repayment of Indebtedness. Subject to compliance by the Company with
         Section 6.8, Buyer shall have paid or cause to be paid, as specified in
         Section 2.2(h), to each holder of indebtedness specified in the Payoff Letter the portion of the Payoff Amount payable to such holder as specified in the applicable Payoff Letter.

11.3 Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in Section 11.1 to be satisfied if such failure was caused by Buyer's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required hereunder. None of the Sellers, the Company or the Guarantors may rely on the failure of any condition set forth in Section 11.2 to be satisfied if such failure was caused by any Seller's, the Company's or any Guarantor's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required hereunder.

SECTION 12.       TERMINATION AND ABANDONMENT

12.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Closing:

(a) by Buyer or the Sellers' Representative, if the Closing has not occurred by May 15, 2006; provided, however, that neither Buyer nor the Sellers' Representative may terminate this Agreement pursuant to this
         Section 12.1(a) if the Closing shall not have been consummated by May 15, 2006 by reason of the failure of such party (including for purposes of this Section 12.1(a), in the case of the Sellers' Representative, the Company, any Guarantor or any Seller) to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(b)      by the mutual consent of Buyer and the Sellers' Representative;

(c) by Buyer in the event that (i) any representation or warranty of the Company, any Guarantor or any Seller contained in this Agreement shall be or become untrue or (ii) the Company, any Guarantor, a Principal Stockholder or any other Seller has breached any covenant or agreement contained in this Agreement to be performed him, her or it at or prior to the Closing, in any case such that the conditions set forth in
         Section 11.1 would not be satisfied (any such occurrence or breach, a "Terminating Seller Breach"), Buyer has notified the Sellers' Representative of such Terminating Seller Breach and either such Terminating Seller Breach has not been cured, or is not capable of being cured, prior to May 15, 2006;

(d) by the Sellers' Representative in the event that (i) any representation or warranty of Buyer contained in this Agreement shall be or become untrue or (ii) Buyer has breached any covenant or agreement contained in this Agreement to be performed it at or prior to the Closing, in any case such that the conditions set forth in Section 11.2 would not be satisfied (any such occurrence or breach, a "Terminating Buyer Breach"), the Sellers' Representative has notified Buyer of such Terminating Buyer Breach and either such Terminating Buyer Breach has not been cured, or is not capable of being cured, prior to May 15, 2006; or

(e) by either Buyer or Sellers' Representative, if any Governmental Body shall issue any final, non-appealable judgment, order, decree or ruling or take such other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or by any other Transaction Document.

12.2 Procedure for Termination. A party terminating this Agreement pursuant to
Section 12.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party. If this Agreement is terminated as permitted by this Section 12, such termination shall be without liability of any party (or any of its Affiliates, Representatives or Representatives of its Affiliates) to any other party to this Agreement; provided, however, that if such termination is by Buyer pursuant to Section 12.1(a) or (c) as a result of a material breach by the Company, any Guarantor, any Principal Stockholder or any other Seller of any representation, warranty or covenant contained in this Agreement, or if such termination is by Sellers' Representative pursuant to Section 12.1(a) or (d) as a result of a material breach by Buyer of any representation, warranty or covenant contained in this Agreement, nothing herein shall affect the non-breaching party's right to (i) Damages on account of such other party's breach or (ii) to compel specific performance of the other parties hereto of their obligations under this Agreement. Notwithstanding the foregoing, the provisions set forth in the last sentence of Section 6.3, Section 9.2, Section 14, Section 15 and this Section
12.2 shall survive any such termination.

SECTION 13.       INDEMNIFICATION

13.1 Indemnification with Respect to Sellers. Subject to the terms and conditions of this Section 13, each Seller shall severally indemnify and hold Buyer and its Affiliates (including, after the Closing, the Company and the Retained Subsidiaries), and each of their respective officers, directors and shareholders (each such Person, a "Buyer Indemnified Party"), harmless against and in respect of any and all losses, costs, expenses, claims (including without limitation, Tax Claims), damages, obligations and liabilities, including reasonable attorneys fees and disbursements ("Damages"), which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of (i) any breach of any representation or warranty of such Seller made in Section 3; provided, however, that the Sellers indemnification obligations pursuant to this Section 13.1(i) shall be determined without giving effect to any qualification or exception with respect to Knowledge or with respect to "material," "materiality," "materially," "Material Adverse Effect" or similar language contained in any representation or warranty of the Sellers contained in Section 3 or (ii) any breach of any covenant or obligation of such Seller contained in this Agreement.

13.2 Indemnification with Respect to the Company. Subject to the terms and conditions of this Section 13, each Seller hereby severally (on a pro rata basis based on such Seller's Ownership Percentage), and not jointly and severally, shall indemnify and hold each Buyer Indemnified Party harmless against and in respect of any and all Damages which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon, or otherwise in respect of:

(a) any breach of any representation or warranty of the Principal Stockholders, the Company or the Guarantors made in Section 4; provided, however, that the Sellers' indemnification obligations pursuant to this Section 13.2(a) shall be determined without giving effect to any qualification or exception with respect to Knowledge or with respect to "material," "materiality," "materially," "Material Adverse Effect" or similar language contained in any representation or warranty of the Principal Stockholders, the Company or the Guarantors contained in Section 4;

(b) any breach of any representation or warranty of the Principal Stockholders or the Company made in Section 10.1; provided, however, that the Sellers' indemnification obligations pursuant to this Section 13.2(b) shall be determined without giving effect to any qualification or exception with respect to "material," "materiality," "materially," "Material Adverse Effect" or similar language contained in any representation or warranty of the Principal Stockholders or the Company contained in Section 10.1;

(c) any breach of any covenant or obligation of the Company or the Guarantors contained in this Agreement that is to be performed at or prior to the Closing;

(d) (i)   all liability for Taxes of the Company or any  Subsidiary  for any Pre-Closing Period or resulting from any transaction in any Pre-Closing Period (including the Distribution and any deferred intercompany income or gain triggered in connection with the Distribution), except to the extent included as a liability in the calculation of the Final Net Working Capital, (ii) all other liability of the Company or any Subsidiary with respect to Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise as a result of an affiliation, merger, or other event occurring at any time prior to the Closing, and
          (iii) any incremental Tax liability of the Company or any Retained Subsidiary for any Post-Closing Period attributable to (A) a disallowance by the IRS or any state or local taxing authority of any portion of the Harry London NOL or (B) a limitation on the utilization of any portion of the Harry London NOL as a result of the annual limitation in effect under Section 382 of the Code being less than $662,010, provided, however, that no amount shall be payable under this clause (iii) except to the extent that the total net operating losses of the Company and the Retained Subsidiaries for taxable periods ending on or before April 30, 2006 (including the Harry London
          NOL) that may be carried forward to any Post-Closing Period without limitation, other than the annual Section 382 limitation of at least $662,010 described above and the annual Section 382 limitation that will result from the transactions contemplated herein, is less than $1,425,596;
(e) any (i) investigation and/or prosecution of any action or proceeding to transfer to Buyer any potentially infringing Marks, Patents, Copyrights and Domain Registrations; (ii) enforcement of the Seller's rights against any actual or potential infringers in respect of the Marks, Patents, Copyrights and Domain Registrations; and (iii) obtaining, filing and recordation of clear and unencumbered title in respect of the Marks, Patents, Copyrights and Domain Registrations; in the case of each of (i), (ii) and (iii), as set forth on Section 13.2(e) of the Disclosure Schedule;

(f) all liability relating to or arising out of (i) the conduct or operation of the respective businesses of the KDM Subsidiaries, (ii) the actions of the KDM Subsidiaries or their respective employees or
         (iii) the actions of the Company and the Subsidiaries, in each case prior to the Closing; and

(g)       with respect to the real property set forth in Schedule 13.2(g) of the Disclosure Schedule (the "FM Properties"), any Damages arising under any Environmental Law arising out of or relating to (i) any violation or non-compliance with any Environmental Law relating to the FM Properties at or prior to the Closing; (ii) any activities, occurrences, facilities (including, without limitation, underground tanks and tank systems), operations or conditions relating to the FM Properties at or prior to the Closing, including, without limitation, the presence of all Hazardous Materials at, on, in, under or emanating from the FM Properties identified in the Limited Phase II Environmental Site Assessments prepared in 2004 by Clayton Group Services and set forth in Exhibit 13.2 of the Disclosure Schedule; and
          (iii) the Release or threat of Release of Hazardous Materials at, on, in, under or from the FM Properties at or prior to the Closing.

         For purposes of Section 13.2 the Subsidiaries of the Company shall include the KDM Subsidiaries notwithstanding that the Distribution is consummated prior to Closing.

13.3 Indemnification by Buyer. Subject to the terms of this Section 13, Buyer shall indemnify and hold Sellers and their Affiliates, and each of their respective officers, directors, members, partners and equityholders (each such Person, a "Seller Indemnified Party"), harmless against and in respect of any and all Damages which such Seller Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a) any breach of any representation or warranty of Buyer made in Section 5; provided, however, that Buyer's indemnification obligations pursuant to this Section 13.3(a) shall be determined without giving effect to any qualification or exception with respect to Knowledge or with respect to "material," "materiality," "materially," "Buyer Material Adverse Effect" or similar language contained in any representation or warranty of Buyer contained in Section 5;

(b) any breach of any covenant or obligation of Buyer contained in this Agreement; and

(c) any liability of the Company or any of its Subsidiaries for any Taxes to the extent included as a liability in the calculation of the Final Net Working Capital.

13.4 Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an "Indemnified Party") to be entitled to any indemnification pursuant to this Section 13, the Indemnified Party shall, within 30 days after receiving actual notice of the facts or circumstances forming the basis of such claim, notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") in writing specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim.

13.5     Third Party Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than an Indemnifying Party) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall, within 20 days after receiving actual notice of the facts or circumstances forming the basis of such claim, notify the Indemnifying Party in writing of the Third Party Claim (which notice shall specify in reasonable detail the events giving rise to such Third Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party may assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party (provided such counsel is reasonably acceptable to the Indemnified Party and which shall be deemed acceptable if the Indemnified Party does not otherwise notify the Indemnifying Party within 10 days after having been notified in writing of the identity thereof) by providing written notice to the Indemnified Party within 20 days after receiving written notice of the Third Party Claim from the Indemnified Party pursuant to Section 13.5(a). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party shall control such defense, and the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses of such separate counsel. If the Indemnifying Party fails to assume the defense of a Third Party Claim by providing written notice pursuant to this Section 13.5(b), the Indemnifying Party shall be liable for the fees and expenses of one outside counsel employed by the Indemnified Party (which outside counsel shall be reasonably acceptable to the Indemnifying Party and shall be deemed acceptable if the Indemnifying Party does not otherwise notify the Indemnified Party in writing within 10 days after having been notified in writing of the identity thereof) for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, all Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Parties' respective Representatives available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder. Provided that the Indemnifying Party acknowledges in writing that it is obligated to indemnify the Indemnified Party with respect to a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any Third Party Claim in respect of which any Indemnified Party is or could have been a party, or indemnity could have been sought hereunder by any Indemnified Party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from all liability on claims that are the subject matter of such Third Party Claim, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (iii) does not impose any continuing material obligation or restrictions on any Indemnified Party.

(c) The Sellers' Representative shall act on behalf of the Sellers for the purposes of this Section 13.5 for any Third Party Claim or other claim which is the subject of indemnification under this Section 13.

(d) Notwithstanding anything herein to the contrary, this Section 13.5 shall not pertain to Tax matters, which instead will be subject to the provisions of
Section 10.3.

13.6     Limitations and Requirements.

(a) The Indemnifying Parties shall not be liable for any claim for indemnification pursuant to Section 13.1(i) or 13.2(a) or (b) unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Indemnifying Parties equals or exceeds $450,000 (the "Threshold Amount"), after which the Indemnifying Parties shall be liable for all such Damages, and not just the amount by which such Damages exceed the Threshold Amount; provided, however, that the limitation set forth in this Section 13.6(a) shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in Section 3.2, 3.4, 3.5, 4.2, 4.4. or 4.24. The maximum amount of indemnifiable Damages that may be recovered from the Indemnifying Parties (i) pursuant to Section 13.2(e) shall be the amount set forth in Part I of Exhibit V and (ii) pursuant to Section 13.2(g) and breaches of any representation and warranty made in Section 4.22 shall be the amount set forth in Part II of
Exhibit V.

(b) Notwithstanding anything herein to the contrary, no Seller shall in any way be liable for any amount in excess of such Seller's Ownership Percentage of any Damages and the aggregate liability of any Seller under this Section 13 for any Damages shall in no event exceed the amount of (i) the portion of the Aggregate Cash Proceeds paid to the Sellers' Representative pursuant to Section 2.2(f)(i),
(ii) the portion of the Aggregate Cash Proceeds paid to the Escrow Agent pursuant to Section 2.2(e) and (iii) the portion of the Aggregate Cash Proceeds paid to the Reserve Account pursuant to Section 2.2(e), in each case, on behalf of such Seller; provided, however, that nothing herein shall affect Buyer's rights pursuant to Section 13.10. Notwithstanding anything in this Agreement to the contrary, no Seller shall be liable or responsible, directly or indirectly, for any Damages for any breach of any representation, warranty, covenant or agreement made by any other Seller (except that each Principal Stockholder shall be jointly and severally liable for breaches of representations, warranties and covenants by the other Principal Stockholder) unless such representation, warranty, covenant or agreement was also made by the Company or the Guarantors.

(c) The Sellers and Buyer acknowledge, on their behalf and on behalf of the other Seller Indemnified Parties and the other Buyer Indemnified Parties, as the case may be, that, after the Closing, their sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 13 (other than claims and causes of action based on fraud or intentional breach); provided, however, that this shall not affect the right of any party to seek or obtain specific performance or other equitable remedies. Notwithstanding anything herein to the contrary, Buyer acknowledges that, solely with respect to the Warrantholders, after the Closing, Buyer's sole and exclusive remedy with respect to the subject matter of this Agreement, and sole and exclusive source of satisfaction of any claim for Damages arising out of this Agreement, shall be (i) the General Escrow Account, the Reserve Account and (ii) the exercise by Buyer of its rights under
Section 13.10; provided, however, that this shall not affect the right of Buyer to seek or obtain specific performance or other equitable remedies.

13.7     Calculation and Mitigation of Damages.

(a) The amount of any Damages for which indemnification is provided under this
Section 13 shall be net of any amounts actually recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Damages. In the event any amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Section 13, then, in the event that the Indemnified Parties receive any such recovery, the amount of such recovery shall be applied first, to reimburse the Indemnified Parties for their out-of-pocket expenses (including reasonable attorney's fees and expenses) expended in pursuing such recovery, second, to refund any payments made by the Indemnifying Parties which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the Indemnified Parties.

(b) Notwithstanding any provision of this Agreement to the contrary, "Damages" shall not include any consequential, indirect damages or punitive damages, except to the extent paid by the Indemnified Party to an unaffiliated third party. Notwithstanding the foregoing, the Buyer Indemnified Parties shall be entitled to recover for profits lost or otherwise not realized in respect of the businesses of the Company and the Retained Subsidiaries following the Closing Date solely to the extent that the applicable Damages are reasonably foreseeable in connection with the breach or violation that is the subject of the indemnification claim. Notwithstanding any provision of this Agreement to the contrary, "Damages" for purposes of Section 13.2(g) shall not include recovery for profits lost or otherwise not realized in respect of the businesses of the Company and the Retained Subsidiaries following the Closing.

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

13.8     Termination of Indemnification.

         (a) The obligations of Sellers to indemnify and hold harmless any Buyer Indemnified Party under this Section 13 shall terminate (i) when the applicable representation or warranty terminates pursuant to Section 15.1, with respect to claims made pursuant to Sections 13.1(i), 13.2(a) and 13.2(b), (ii) 15 days after the date on which the obligations of the Sellers under a particular covenant or agreement contained in this Agreement are terminated or expire pursuant to the terms of such covenant or agreement, with respect to claims made under Section 13.1(ii), (iii) 180 days after the Closing Date, with respect to claims made under Section 13.2(c); (iv) on the eighteen month anniversary of the Closing Date with respect to claims made pursuant to Sections 13.2(e) and (f);
(v) 60 days after the expiration of the applicable statute of limitations (or waivers or extensions thereof), with respect to claims made pursuant to Section 13.2(d) and (vi) on the eight year anniversary of the Closing Date with respect to any claims made pursuant to Section 13.2(g); provided, however, in each case, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 13.4 or Section 13.5 to the Sellers' Representative.

         (b) The obligation of Buyer to indemnify and hold harmless any Seller Indemnified Party under this Section 13 shall terminate (i) when the applicable representation or warranty terminates pursuant to Section 15.1, with respect to claims made pursuant to Section 13.3(a), (ii) 180 days after the Closing Date, with respect to claims made under Section 13.3(b); and (iii) after the expiration of the applicable statute of limitations, with respect to claims made pursuant to Section 13.3(c).

13.9 Escrow Account. Notwithstanding anything herein to the contrary and without limitation of Buyer's rights under Section 13.10, from and after the Closing, any indemnification by any Seller for Damages pursuant to Section 13 shall be paid first, from the General Escrow Amount pursuant to the terms of the General Escrow Agreement, and, only after all of such funds have been paid to a Buyer Indemnified Party or released and returned to the Sellers, second, directly by the Sellers.

13.10    Right of Set-Off.

(a) To the extent that the Sellers' Representative fails to comply with its obligations under the General Escrow Agreement or any Seller fails to comply with its obligations under this Section 13, in addition to any other remedies provided for in this Agreement, upon prior written notice to the Sellers' Representative, Buyer may, in its sole discretion, set-off any finally determined Damages to which Buyer is entitled to indemnification under Section
13.1 or Section 13.2, on a dollar-for-dollar basis, against any unpaid Contingent Payment.

(b) During the pendency of any Third Party Claim for which Buyer is entitled to indemnification under Section 13.1 or Section 13.2, unless the Indemnifying Party shall have acknowledged in writing that it is obligated to indemnify the Indemnifying Party with respect to such Third Party Claim, the amount of Damages attributable to such Third Party Claim shall be constitute an "Open Claim" and Buyer may, in its sole discretion, reserve from any unpaid Contingent Payment, an amount equal to such Open Claim. Until such Open Claim is finally determined, such reserved amount shall not be due or payable, and in lieu of such payment to the Sellers' Representative, Buyer shall pay such reserved amount into an escrow account established for such purpose. At the time that such Open Claim is finally determined, Buyer may, in its sole discretion, instruct the escrow agent for such escrow account to pay such amount to Buyer in satisfaction, in whole or in part, of such Open Claim and release any remaining amounts to the Sellers' Representative.

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

13.11 Tax Treatment of Indemnification Payments. All amounts paid under Section 13 of this Agreement shall be treated as adjustments to the Total Purchase Price for all Tax purposes, unless otherwise required by a final determination of a taxing authority.

SECTION 14.       THE SELLERS' REPRESENTATIVE

14.1     The Sellers' Representative.

(a) Each of the Sellers does hereby irrevocably make, constitute and appoint the Sellers' Representative as his, her or its agent, to act in his or her or its name, place and stead, as such Seller's attorney-in-fact, to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the other Transaction Documents (including in the name of, or on behalf of, such Seller), (ii) make all elections or decisions entered into in connection with this Agreement and the other Transaction Documents, (iii) hold such Seller's Securities and transfer such Seller's Securities to Buyer on the Closing Date, (iv) act on such Seller's behalf in connection with all obligations and agreements of the Sellers under the Seller Transaction Documents, (v) amend, waive or otherwise change the terms or conditions of this Agreement or any other Transaction Document on behalf of such Seller, (vi) defend, settle and make payments to the Buyer Indemnified Parties on behalf of such Seller in connection with any claim for indemnification made by any Buyer Indemnified Party pursuant to Section 13 and to initiate and prosecute any claim for indemnification made by or on behalf of such Seller pursuant to Section 13,
(vii) receive any payments of the Final Purchase Price or other amounts due to such Seller under the Seller Transaction Documents, (viii) give and receive on behalf of Sellers any and all notices from or to any Seller or Sellers under the Transaction Documents and (ix) otherwise exercise all rights of such Sellers and otherwise act on behalf of such Seller under the Transaction Documents and in connection with any of the transactions contemplated by the Transaction Documents, in each case as if such Seller had personally done such act, and the Sellers' Representative hereby accepts such appointment. Any proceeds received by the Sellers' Representative from Buyer on behalf of the Sellers shall be distributed to the Sellers as promptly as practicable by the Sellers' Representative, in accordance with the terms and provisions of this Agreement and the other Transaction Documents. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Seller shall not terminate such appointment or the authority and agency of the Sellers' Representative. The power-of-attorney granted in this Section 14.1 is coupled with an interest and is irrevocable.

(b) The Sellers' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Buyer, any third Person or any other evidence deemed by the Sellers' Representative to be reliable, and the Sellers' Representative shall be entitled to act on the advice of counsel selected by it. The Sellers' Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall have received such advice or concurrence of such Sellers as it deems appropriate or it shall have been expressly jointly and severally indemnified to its satisfaction by the Sellers appointing it against any and all Damages and other liabilities and expenses that the Sellers' Representative may incur by reason of taking or continuing to take any such action.

(c) The Sellers' Representative shall be entitled to retain counsel acceptable to it and to incur such expenses as the Sellers' Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the other Transaction Documents, and all such fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Sellers' Representative shall be jointly and severally borne by each Seller. The Sellers' Representative shall have the right to deduct any reimbursement amounts payable to the Sellers' Representative pursuant to this Section 14.1 from any reserve account established and maintained by the Sellers' Representative in connection with the transactions contemplated hereby (the "Reserve Account") without any prior or further approval from the Sellers.

(d) The Sellers hereby agree to jointly and severally indemnify the Sellers' Representative (in its capacity as such) against, and to hold the Sellers' Representative (in its capacity as such) harmless from, any and all Damages and other liabilities and expenses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers' Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or any other Transaction Document.

(e) R. Taz Murray shall be the initial Sellers' Representative and shall serve as the Sellers' Representative until his resignation. Upon the resignation of R. Taz Murray, the Sellers representing a majority of the aggregate Ownership Percentages of all Sellers shall select a new Sellers' Representative. Each time a new Sellers' Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing.

(f) The provisions of this Section 14 shall in no way impose any obligations on Buyer. In particular, notwithstanding any notice received by Buyer to the contrary, and absent bad faith or willful misconduct, Buyer (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Sellers with respect to, actions, decisions and determinations of the Sellers' Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Sellers' Representative are fully authorized by all of the Sellers.

14.2 No Reliance. The decision of each Seller to sell Securities pursuant to this Agreement has been made by such Seller independently of any other Seller and independently of any information, materials, statements or opinions as to the terms and conditions of any Transaction Document that may have been made or given by the Sellers' Representative, any other Seller or by any Representative of the Sellers' Representative, and neither the Sellers' Representative nor any Seller nor any of their respective Representatives shall have any liability to any other Seller (or any other Person) relating to or arising from any such information, materials, statements or opinions, except as expressly provided in a written agreement, if any, between or among the Sellers.

SECTION 15.       MISCELLANEOUS

15.1 Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement shall survive the consummation of the transactions herein contemplated but will terminate at, and will have no further force and effect after, the close of business on the date that is 18 months following the Closing Date; provided, however, that: (i) the representations and warranties of the Sellers contained in Sections 3.2, 3.4 and
3.5 will survive the Closing indefinitely; (ii) the representations and warranties of the Company and the Guarantors contained in Sections 4.2, 4.4.
4.22 and 4.24 shall survive the Closing indefinitely, (iii) the representations and warranties of the Company contained in Section 10.1 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations periods (or extensions or waivers thereof) and (iv) the representations and warranties of Buyer contained in Section 5.2 and Section 5.5 shall survive the Closing indefinitely.

15.2 Costs and Expenses. Except to the extent otherwise expressly provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense, except that
(i) all Transaction Expenses shall be paid by the Company at or prior to the Closing (and to the extent not paid, shall be paid by the Sellers) and (ii) all filing fees and expenses incurred in connection with the HSR Act shall be paid one-half by Buyer and one-half by the Sellers.

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

15.3 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the other parties hereto. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To Buyer:
                                    1-800-FLOWERS.COM., Inc.
                                    One Old Country Road, Suite 500
                                    Carle Place, NY  11514
                                    Attention:  Gerard M. Gallagher, Esq.
                                    Fax:  (516) 237-6101

                  With a copy to (which shall not constitute notice):

                                    Cahill Gordon & Reindel LLP
                                    80 Pine Street
                                    New York, NY  10005
                                    Attention:  Christopher T. Cox, Esq.
                                    Fax:  (212) 269-5420

                  To the Company or the Guarantors:

                                    Fannie May Confections Brands, Inc.
                                    119 E. 200 North
                                    Alpine, UT  84004
                                    Attention:  David Taiclet
                                    Fax:  (314) 909-9157
                  With a copy to (which shall not constitute notice):

                                    Fulbright & Jaworski L.L.P.
                                    Fulbright Tower
                                    1301 McKinney
                                    Suite 5100
                                    Houston, TX  77010-3095
                                    Attention:  Joshua P. Agrons, Esq.
                                    Fax:  (713) 651-5246

                  To Stockholders or Sellers' Representative:

                                    119 East 200 North
                                    Alpine, Utah 84004
                                    Attention:  R. Taz Murray
                                    Fax:  (801) 756-0242

                  With a copy to (which shall not constitute notice):

                                    Fulbright & Jaworski L.L.P.
                                    Fulbright Tower
                                    1301 McKinney
                                    Suite 5100
                                    Houston, TX  77010-3095
                                    Attention:  Joshua P. Agrons, Esq.
                                    Fax:  (713) 651-5246

                  To the Warrantholders:

                                    Delaware Street Capital Master Fund, L.P.
                                    900 North Michigan Avenue, Suite 1900
                                    Chicago, Illinois  60611
                                    Attention:  Prashant Gupta
                                    Fax: (312) 915-2487

                                    Kayne Anderson Capital Advisors, L.P.
                                    1800 Avenue of the Stars, 2nd Floor
                                    Los Angeles, CA  90067
                                    Attention:  Neal Malik
                                    Fax:  (310) 712-2996


                  If to Kayne Anderson Capital Advisors, L.P.,
                     with a copy to (which shall not constitute notice):

                                    Bingham McCutchen LLP
                                    355 South Grand Avenue, Suite 4400
                                    Los Angeles, CA  90071
                                    Attention:  Richard J. Welch
                                    Fax: (213) 830-8610


15.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any party hereto to any other Person without the prior written consent of Buyer and the Sellers' Representative, and any such attempted assignment shall be null and void; provided, however, that (i) Buyer may assign its rights and obligations under this Agreement in whole or in part to any Affiliates without the prior written consent of the Sellers (provided that Buyer shall remain primarily liable hereunder following any such assignment) and (ii) Buyer may grant a security interest in its rights under this Agreement and any other Transaction Document to its lenders. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs, and assigns.

15.5 Amendment, Modification and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Buyer and the Sellers' Representative. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as

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a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

15.6 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of State of New York (and the United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of Law.

15.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.7.

15.8 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, County of Nassau and (b) the United States District Court for the Eastern District of New York, for purposes of any claim, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any such claim, action or proceeding only in the United States District Court for the Eastern District of New York or, if such claim, action or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, County of Nassau. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party's property is immune from any legal process issued by such courts or (c) any claim, action or proceeding commenced in such courts is brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party's address set forth in Section 15.3 above shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 15.8 or otherwise.

15.9 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The terms defined herein and in any other Transaction Document include the plural as well as the singular and the singular as well as the plural. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith. All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

15.10 Severability. If any term or other provision of this Agreement (or portion thereof) or the application of any such term or other provision (or portion thereof) to any Person or circumstance is determined by a court of competent

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jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other terms and provisions of this Agreement (or remaining portion of such term or other provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

15.11 Counterparts; Third-Party Beneficiaries. This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original; and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.12 Entire Agreement. This Agreement, together with the Disclosure Schedule, the General Escrow Agreement, the Confidentiality Agreement and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Securities and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof and thereof, including the letter of intent, dated as of February 10, 2006, among Taz Murray, David Taiclet, Terry Mitchell and Buyer.

15.13 Seller Guaranty. Each of the Guarantors, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to Buyer and its successors and permitted assigns, all indemnification obligations of the Sellers under Section 13.2(b) 13.2(d) (collectively, the "Seller Obligations"); provided that the foregoing guarantees shall not apply to any Seller Obligation resulting from a breach of the representations in Section 10.1 or arising pursuant to Section 13.2(d) to the extent (in either case) that the underlying Tax giving rise to such Obligation is a Tax attributable to the pre-Closing operations of a Retained Subsidiary; provided, further (for the avoidance of doubt), that the foregoing proviso shall not limit or diminish any guarantee of any Seller Obligation related to any Tax imposed in connection with the Distribution (regardless of whether such Tax is imposed on a Retained Subsidiary or another Person). The foregoing obligations of the Guarantors constitute a continuing guaranty of payment, and not of collection, and are and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligations of the Guarantors hereunder shall not be discharged, impaired or otherwise affected by the failure of any Indemnified Party to assert any claim or demand against the Sellers or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section 15.13 shall create any liabilities or obligations for the Guarantors to the extent the Sellers would not have liability or otherwise be responsible to any Indemnified Party hereunder and (ii) the Guarantors shall have the right to assert as a defense (including rights of set off and counterclaim) to any of their obligations hereunder any defense that would be available to them had they duly authorized and entered into the Seller Obligations directly. Each of the Guarantors hereby expressly agrees to the terms of Section 15.7 and Section 15.8 and acknowledges that such Sections personally bind such Guarantor.

15.14 Buyer Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to each Seller and

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

his, her or its successors and permitted assigns, all obligations of Buyer under Sections 2.1, 2.2(e), 2.2(f)(i), 2.2(g) 2.2(h), 2.2(i) and 2.3(h) (collectively, the "Buyer Obligations"). The foregoing obligation of Parent constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of any Seller to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section 15.14 shall create any liabilities or obligations for Parent to the extent Buyer would not have liability or otherwise be obligated to any Seller hereunder and (ii) Buyer shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Buyer Obligations directly. Parent hereby expressly agrees to the terms of Section 15.7 and
Section 15.8 and acknowledges that such Sections bind Parent.



                            [Signature Page Follows]





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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement, to be signed the day and year first above written.



                                    COMPANY:

                                    FANNIE MAY CONFECTIONS BRANDS, INC.
                                    (formerly known as ALPINE CONFECTIONS, INC.)



                                      /s/ David Taiclet
                                          Title: Co-President




                                    GUARANTORS:

                                    ALPINE CONFECTIONS HOLDINGS, INC.


                                    /s/ R. Taz Murray
                                        Title: Co-President



                                    ALPINE CONFECTIONS CANADA, ULC


                                    /s/R. Taz Murray
                                       Title: CEO



                                    MAXFIELD CANDY COMPANY


                                    /s/R. Taz Murray
                                       Title: CEO



                                    KENCRAFT, INC.


                                    /s/R. Taz Murray
                                       Title: Vice President





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

                                    BUYER:

                                    FMCB Acquisition Co., INC.


                                    /s/Gerard M. Gallagher
                                       Title:    Corporate Secretary



                                    PARENT:

                                    1-800-FLOWERS.COM, INC.


                                    /s/James F. McCann
                                       Title:    Chief Executive Officer










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



                                    SELLERS' REPRESENTATIVE:



                                    /s/R. Taz Murray


                                    SELLERS:



                                    /s/R. Taz Murray


                                    /s/David Taiclet



                                    MURRAY FAMILY PARTNERSHIP


                                    /s/Terry Mitchell

                                    /s/Lewis V. Nord


                                    Kayne Anderson Capital Advisors, L.P.

                                    /s/Neil Malik
                                       Title: Senior Managing Director


                                    Delaware Street Capital Master Fund, L.P.

                                    /s/Gary Katz
                                    Title: Director